As filed with the Securities and Exchange Commission on January 4, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

ENPRO INDUSTRIES, INC.
(Exact name of registrant, as specified in its charter)

North Carolina	01-0573945
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(704) 731-1500
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Richard L. Magee
Senior Vice President, General Counsel and Secretary
EnPro Industries, Inc.
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(704) 731-1523
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Stephen M. Lynch
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
(704) 377-8355

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed maximum	maximum	Amount of
Title of each class of	Amount to	offering price	aggregate	registration
securities to be registered	be registered	per unit(2)	offering price	fee
3.9375% Convertible Senior Debentures Due 2015	$172,500,000(1)	100%(3)	$172,500,000(3)	$18,458
Common stock, $.01 par value (including associated preferred stock purchase rights)(4)(5)	5,105,061(6)	N/A	N/A	N/A

(1)	Represents the aggregate principal amount of 3.9375% Convertible Senior Debentures due 2015 sold by the registrant in a private placement on October 26, 2005.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	The registrant will receive no consideration upon conversion of the debentures. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.

(5)	Each share of common stock issued by EnPro Industries, Inc. will have one associated attached preferred stock purchase right under the Rights Agreement, dated as of May 31, 2002, between EnPro Industries, Inc. and The Bank of New York, as Rights Agent.

(6)	The number of shares of common stock to be registered represents the maximum number of shares originally issuable upon conversion of the debentures being registered under this registration statement, plus an additional indeterminate number of shares as may become issuable upon conversion of the debentures by means of adjustment in the conversion price. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also relates to an indeterminate number of additional shares of common stock issuable with respect to the shares registered hereunder in the event of a stock split, stock dividend or other similar transaction.
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus, Dated January 3, 2006
3.9375% Convertible Senior Debentures Due 2015
5,105,061 Common Shares
     The debentures and shares of our common stock to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders” beginning on page 23. We will not receive any of the proceeds from the sale by the selling security holders of these securities.
     The debentures bear interest at the rate of 3.9375% per year. Interest on the debentures is payable on April 15 and October 15 of each year, beginning on April 15, 2006. The debentures will mature on October 15, 2015 unless earlier converted or repurchased by us.
     Holders may convert their debentures into cash and shares of our common stock, if any, at an initial conversion rate of 29.5972 shares of common stock per $1,000 principal amount of debentures (which is equal to an initial conversion price of approximately $33.79 per share), subject to adjustment, before the close of business on October 15, 2015 (the final maturity date), only under the following circumstances: (1) during a specified conversion period if the closing price of our common stock reaches a specified threshold described in this prospectus; (2) subject to certain limitations, during a specified conversion period, if the trading price of the debentures falls below certain thresholds; (3) on or after September 15, 2015; or (4) if specified corporate transactions occur. Upon conversion, we will deliver (i) cash equal to the lesser of the aggregate principal amount of debentures to be converted or our total conversion obligation and (ii) shares of our common stock in respect of the remainder, if any, of our conversion obligation.
     As described in this prospectus, in the event of certain change of control transactions, we will either (1) increase the conversion rate of the debentures or (2) elect to adjust the conversion rate and the related conversion obligation so that the debentures will be convertible into shares of the acquiring or surviving company. Subject to specified exceptions, you may also require us to repurchase in cash all or a portion of the debentures upon the occurrence of a change of control as described in this prospectus.
     The debentures are our direct, unsecured and unsubordinated obligations. They rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations and are senior in right of payment to all of our existing and future subordinated debt. The debentures effectively rank junior to all of our existing and future secured debt to the extent of the value of the assets securing such debt and also effectively rank junior to the liabilities of our subsidiaries.
     Our common stock is listed on the New York Stock Exchange under the symbol “NPO.” The last reported sale price of our common stock on the New York Stock Exchange on December 29, 2005 was $27.42 per share. There is no established market for the debentures and we do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures through any automated quotation system.
     The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will pay all expenses of the registration of the debentures and the common stock and certain other expenses as set forth in the registration rights agreement described in this prospectus.
     Investing in the debentures or in our common stock involves risks. See “Risk Factors” beginning on page 11.
     Offering Price: 100% plus accrued interest, if any, from October 26, 2005
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is January 3, 2006.
  i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the “Plan of Distribution” beginning on page 62. You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information” beginning on page 64. Under no circumstances should the delivery to you of this prospectus, or any offering or sales made pursuant to this prospectus, suggest to you that the information contained in this prospectus is correct as of any time after the date of this prospectus shown on the cover page.

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the debentures or our common stock. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including “Risk Factors,” the financial information included in or incorporated by reference in this prospectus and the documents to which we have referred.
     As used in this report, the terms “we,” “us,” “our,” and “EnPro” mean EnPro Industries, Inc. and its subsidiaries (unless the context indicates another meaning). We were incorporated under the laws of the state of North Carolina on January 11, 2002 as a wholly owned subsidiary of Goodrich Corporation (“Goodrich”) to operate the sealing products and engineered industrial products businesses of Coltec Industries Inc (“Coltec”), which was also a wholly owned subsidiary of Goodrich. As a result, discussions and financial information related to historical activities of our business units include time periods when they constituted the former sealing products and engineered industrial products businesses of Coltec. On May 31, 2002, Goodrich distributed all of our outstanding common stock to Goodrich shareholders (the “Distribution”). In addition, reference to our common stock issued upon conversion of the debentures includes the associated preferred stock purchase rights. See “Description of Our Capital Stock—Shareholder Rights Plan.”
EnPro Industries, Inc.
Overview
     We are a leader in the design, development, manufacturing, and marketing of proprietary engineered industrial products. Our businesses manufacture and market sealing products, heavy-duty wheel-end components, polytetrafluorethylene (“PTFE”) products, industrial rubber products, metal polymer and composite bearings, air compressor systems and vacuum pumps, reciprocating compressor components, and heavy-duty, medium-speed diesel and natural gas engines. We operate 29 manufacturing facilities in North America, Europe and Asia, and we employ about 4,200 people worldwide.
     We manage our business as three segments: a sealing products segment, an engineered products segment and an engine products and services segment.
     Sealing Products. Our sealing products segment designs, manufactures and sells sealing products, including gaskets, rotary lip seals, compression packing, resilient metal seals, elastomeric seals, hydraulic components and expansion joints, as well as wheel-end component systems, PTFE products and industrial rubber products. These products are used in a variety of industries, including chemical and petrochemical processing, petroleum extraction and refining, pulp and paper processing, heavy-duty trucking, power generation, food and pharmaceutical processing, primary metal manufacturing, mining, water and waste treatment and semiconductor fabrication. In many of these industries, performance and durability are vital for safety and environmental protection. Many of our products are used in applications that are highly demanding, e.g., where extreme temperatures, extreme pressures, corrosive environments and/or worn equipment make sealing difficult.
     Gasket products are used for sealing flange joints in chemical, petrochemical and pulp and paper processing facilities where high pressures, high temperatures and corrosive chemicals create the need for specialized and highly engineered sealing products. We sell these gasket products under the Garlock®,

     Gylon®, Blue-Gard®, Stress-Saver®, Edge®, Graphonic® and Flexseal® brand names. These products have a long-standing reputation within the industries we serve for performance and reliability.
     Rotary lip seals manufactured by this segment are used in rotating applications to contain the lubricants that protect the bearings from excessive friction and heat generation. Because these sealing products are utilized in dynamic applications, they are subject to wear. Durability, performance, and reliability are, therefore, critical requirements of our customers. These rotary lip seals are used in demanding applications in the steel industry, mining and pulp and paper processing under well-known brand names including Klozure® and Model 64®.
     Compression packing is used to provide sealing in pressurized, rotating applications such as pumps and valves. Major markets for compression packing products are the pulp and paper and chemical processing industries. Branded products for these markets include EVSP™ and Synthepak®.
     Resilient metal seals provide extremely tight sealing performance for highly demanding applications such as semiconductor fabrication facilities, specific chemical processing applications, nuclear power generation and race car engines. Branded products for these markets include Helicoflex® and Cefilac®.
     Our Pikotek business manufactures critical service flange gaskets, seals and electrical flange isolation kits. These products are used in high-pressure wellhead equipment, flowlines, water injection lines, sour hydrocarbon process applications and crude oil and natural gas pipeline/transmission line applications. Pikotek products are sold under the brand names VCS™, Flowlock™ and PGE™.
     This segment also manufactures a variety of sealing products used by the heavy-duty trucking industry to improve the performance of wheel-end systems and reduce fleet maintenance. Products for this market include hub oil seals, axle fasteners, hub caps, wheel bearings and mileage counters. We sell these sealing products under the Stemco®, Grit Guard®, Guardian®, Guardian HP®, Voyager®, Discover®, Pro-Torq®, Sentinel®, and DataTrac® brand names.
     In addition, the sealing products segment manufactures PTFE specialty tape, formed PTFE products and PTFE sheets and shapes. These PTFE products provide highly specialized and engineered solutions to our customers in the aircraft and fluid handling industries. We also manufacture rubber bearing pads, conveyor belts and other rubber products for industrial applications under the DuraKing®, FlexKing®, Viblon™, Techflex® and HeatKing® brand names.
     Engineered Products. Our engineered products segment includes operations that design, manufacture and sell self-lubricating, non-rolling, metal polymer bearing products, air compressor systems and vacuum pumps, and reciprocating compressor components. Our engineered products segment includes the product lines described below, which are designed, manufactured and sold by GGB, Quincy Compressor and France Compressor Products.
     GGB produces self-lubricating, non-rolling, metal polymer and filament wound bearing products. The metal-backed or epoxy-backed bearing surfaces are made of PTFE, or a mixture that includes PTFE, to provide maintenance-free performance and reduced friction. These products typically perform as sleeve bearings or thrust washers under conditions of no lubrication, minimal lubrication or pre-lubrication. These products are used in a wide variety of markets such as the automotive, pump and compressor, construction, power generation and machine tool markets. We have over 20,000 bearing part numbers of different designs and physical dimensions. GGB is a well recognized, leading brand name in this product area.

     Quincy Compressor designs and manufactures rotary screw and reciprocating air compressors and vacuum pumps, ranging from one-third to 500 horsepower, used in a wide range of industrial applications, including the pharmaceutical, pulp and paper, gas transmission, health, construction, petrochemical and automotive industries. Quincy also sells a comprehensive line of air treatment products. In addition, Quincy performs comprehensive compressed air system audits under the Air Science Engineering™ brand name and manufactures a complete line of pneumatic and hydraulic cylinders under the Ortman™ brand name.
     France Compressor Products designs and manufactures components for reciprocating compressors. These components (packing and wiper assemblies and rings, piston and rider rings, compressor valve assemblies and components) are primarily utilized in the refining, petrochemical, natural gas transmission and general industrial markets. France Compressor Products also designs and manufactures the Gar-Seal® family of lined butterfly valves.
     Engine Products and Services. Our engine products and services segment designs, manufactures, sells and services heavy-duty, medium-speed diesel and natural gas engines. We market these products and services under the Fairbanks Morse® brand name. The government and the general industrial market for marine propulsion, power generation, and pump and compressor applications use all of these products. We have been building engines for over 110 years under the Fairbanks Morse® brand name, and we have a large installed base of engines for which we supply aftermarket parts and service. Additionally, we have been the U.S. Navy’s supplier of choice for medium-speed diesel engines and have supplied engines to the U.S. Navy for over 60 years.

Our principal executive offices are located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209 and our telephone number is (704) 731-1500. Our common stock is listed on the New York Stock Exchange under the symbol “NPO.” We maintain an Internet website at www.enproindustries.com; however, the information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and in the documents incorporated by reference into this prospectus when making a decision whether to invest in the debentures.

The Offering
          This prospectus covers the resale of up to $172,500,000 aggregate principal amount of the debentures and the indeterminate number of shares of our common stock issuable upon conversion of the debentures plus an indeterminate number of shares of our common stock issuable upon conversion of the debentures by means of adjustment of the conversion price pursuant to the terms of the debentures. We issued and sold a total of $172,500,000 aggregate principal amount of the debentures on October 26, 2005 in private placements to Banc of America Securities LLC, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. (the “initial purchasers”). The summary below describes the principal terms of the debentures. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Debentures” section of this prospectus contains a more detailed description of the terms and conditions of the debentures.

Issuer	EnPro Industries, Inc.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus, in any supplement to this prospectus or in any document incorporated by reference into this prospectus. See “Selling Security Holders”.

Debentures Offered	$172,500,000 aggregate principal amount of 3.9375% Convertible Senior Debentures Due 2015.

Maturity Date	October 15, 2015, unless earlier converted or repurchased.

Interest and Liquidated Damages	The debentures bear interest at an annual rate of 3.9375%. We will pay interest on the Debentures on April 15 and October 15 of each year, beginning April 15, 2006.

Ranking	The debentures are our direct unsecured and unsubordinated obligations and rank equally in right of payment with our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The debentures effectively rank junior to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The debentures effectively rank junior to the indebtedness and other liabilities, including trade payables, of our subsidiaries.

At September 30, 2005, we and our subsidiaries had $164.7 million of long-term debt on a consolidated basis, of which $145.0 million was related to the outstanding 5 1/4% Convertible Preferred Securities – Term Income Deferred Equity Securities (TIDES)SM due April 15, 2028 (the “TIDES”) issued by our subsidiary, Coltec Industries Inc, which have subsequently been redeemed in full.

The remaining amount of our consolidated long-term debt at September 30, 2005 consisted primarily of $3.1 million of 7 1/2% senior notes issued by Coltec that are payable in full in 2008, $9.6 million of industrial revenue bonds issued by our operating subsidiaries that are payable in full in 2009 and bear interest at rates of 6.4% to 6.55% and $6.9 million of our variable rate promissory notes which we executed in connection with the purchase of life insurance policies to fund certain pre-retirement death benefits for our executive officers.

In addition, our primary operating subsidiaries executed a credit agreement dated May 16, 2002, as amended, for a senior secured revolving credit facility with a group of banks. This agreement is guaranteed by us and provides these subsidiaries with the ability to borrow up to $60 million through May 2006. See “Description of the Debentures—Ranking.”

Conversion Rights	You may convert your debentures at any time prior to stated maturity, at your option, only under the following circumstances:
•	during any fiscal quarter commencing after December 31, 2005 (and only during such fiscal quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter was 130% or more of the then current conversion price per share of common stock on that 30th trading day;

•	during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per debenture (as defined under “Description of the Debentures—Conversion Rights”) for each day of such measurement period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate for the debentures;

•	on or after September 15, 2015;

•	upon the occurrence of specified corporate transactions described under “Description of the Debentures—Conversion Rights—Conversion upon Specified Corporate Transactions—Certain Distributions;” or

•	in connection with a transaction or event constituting a change of control, as described under “Description of the Debentures—Conversion Rights—Conversion upon Specified Corporate Transactions—Changes of Control.”

The initial conversion rate is 29.5972 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $33.79 per share of common stock, subject to adjustment as set forth in “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.”

Upon conversion, we will deliver (i) cash equal to the lesser of the aggregate principal amount of debentures to be converted or our total conversion obligation and (ii) shares of our common stock in respect of the remainder, if any, of our conversion obligation as described under “Description of the Debentures—Conversion Rights—Payment upon Conversion.”

Upon conversion, you will not receive any cash payment representing accrued and unpaid interest (or liquidated damages, if any), except in limited circumstances. Instead, any such amounts will be deemed paid by the cash and common stock, if any, received by you upon conversion.

If you elect to convert your debentures in connection with a change of control as described under “Description of the Debentures—Conversion Rights—Conditions to Conversion—Conversion upon Specified Corporate Transactions—Changes of Control,” we will either increase the conversion rate by a number of additional shares of common stock upon conversion or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the debentures are convertible into shares of the acquiring or surviving company, in each case as described under “Description of the Debentures—Conversion Rights—Adjustment to Conversion Rate upon a Change of Control.”

Payment at Maturity	Each holder of $1,000 principal amount of the debentures outstanding at maturity shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest (and liquidated damages, if any).

Sinking Fund	None.

Change of Control	Upon a change of control (as defined under “Description of the Debentures—Repurchase of Debentures at the Option of Holders upon a Change of Control”) involving us, subject to certain conditions, you may require us to repurchase all or a portion of your debentures. We will pay a change of control purchase price equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest (and liquidated damages, if any) to but excluding the change of control purchase date.

United States Federal Income Tax Consequences	You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For Non-United States Holders (as defined herein) this deemed distribution may be subject to U.S. federal withholding requirements. See “Material U.S. Federal Income Tax Consequences.”

As discussed in the section called “Material U.S. Federal Income Tax Consequences,” you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code.

No Proceeds	We will not receive any proceeds from the sale by any selling security holder of the debentures or our common stock issuable upon conversion of the debentures.

Convertible Debenture Hedge And Warrant Transactions	We entered into a privately-negotiated convertible debenture hedge with Bank of America, N.A., which is expected to reduce the potential dilution to our common stock upon any conversion of the debentures. We also entered into a warrant transaction with Bank of America, N.A. with respect to our common stock. In connection with hedging these transactions, Bank of America, N.A. may hedge its positions from time to time prior to conversion or maturity of the debentures by purchasing and selling shares of our common stock, other securities of ours or other instruments it may wish to use in connection with such hedging. The effect, if any, of any of these transactions and activities on the market price of our common stock or the debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the debentures and, as a result, the conversion value you will receive upon the conversion of the debentures and, under certain circumstances, your ability to convert debentures.

Form, Denomination and Registration	The debentures were issued in book-entry form, and are represented by one or more global debentures, deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global Debentures are shown on, and any transfers may be effected only through, records maintained by DTC and its participants. See “Description of the Debentures—Form, Denomination and Registration.”

Registration Rights	Under a registration rights agreement that we have entered into with the initial purchasers, we have filed a shelf registration statement, of which this prospectus is a part, with the Securities and Exchange Commission. We have agreed to use commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:
•	the second anniversary of the last issuance of the debentures pursuant to the purchase agreement with the initial purchasers;

•	the date when the holders that are not our affiliates of the debentures and the common stock issuable upon conversion of the debentures are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act; or
•	the date when all of the debentures and common stock issuable upon conversion of the debentures are sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in effect.

We will be required to pay you liquidated damages if we fail to keep the shelf registration statement effective during the specified time periods. See “Description of the Debentures—Registration Rights.”

Absence of a Public Market for the Debentures	We cannot assure you that any active or liquid market will develop for the debentures. See “Plan of Distribution.”

Trading	We do not intend to apply to list the debentures on any national securities exchange or to include the debentures in any automated quotation system. Debentures issued in the private placements are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The debentures sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is quoted on the New York Stock Exchange under the symbol “NPO.”

Trustee, Paying Agent and Conversion Agent	Initially, Wachovia Bank, National Association

Risk Factors	You should read the “Risk Factors” section, beginning on page 11 of this prospectus, to understand the risks associated with an investment in the debentures or our common stock.

RISK FACTORS
     An investment in the debentures or our common stock involves a high degree of risk. There are a number of factors associated with our business that could affect your decision to invest in the debentures or any common stock issuable upon conversion of the debentures. The following discussion describes the material risks currently known to us. However, additional risks that we do not know about or that we currently view as immaterial may also impair our business or adversely affect an investment in the debentures or any common stock issuable upon conversion of the debentures. You should carefully consider the risks described below together with other information contained in, or incorporated by reference into, this prospectus before making a decision to invest in the debentures or any common stock issuable upon conversion.
Risks Related to Our Business:
Certain of our subsidiaries are defendants in asbestos litigation.
     The historical business operations of certain Coltec subsidiaries, principally Garlock Sealing Technologies LLC and The Anchor Packing Company, have resulted in a substantial volume of asbestos litigation in which plaintiffs have alleged personal injury or death as a result of exposure to asbestos fibers. Those subsidiaries manufactured and/or sold industrial sealing products, predominately gaskets and packing products which contained encapsulated asbestos fibers. Anchor is an inactive and insolvent indirect subsidiary of Coltec. There is no remaining insurance coverage available to Anchor. Our subsidiaries’ exposure to asbestos litigation and their relationships with insurance carriers are actively managed through another Coltec subsidiary, Garrison Litigation Management Group, Ltd. Several risks and uncertainties related to asbestos litigation may result in potential liabilities to us in the future that could have a material adverse effect on our business, financial condition, results of operations and cash flows. Those risks and uncertainties include the following:
•	the potential for a large volume of future asbestos claims to the extent such claims are not covered by insurance because insurance coverage is, or will be, depleted;

•	the uncertainty of the per claim value of pending and potential future asbestos claims;

•	the timing of payout of claims relative to recoveries of amounts covered by insurance from our subsidiaries’ insurance carriers and limitations imposed on the amount that may be recovered in any given year;

•	the financial viability of our subsidiaries’ insurance carriers and their reinsurance carriers, and our subsidiaries’ ability to collect on claims from them;

•	an increase in litigation or other costs that are not covered by insurance;

•	the unavailability of any insurance for claims alleging first exposure to asbestos after July 1, 1984;

•	the unavailability of insurance coverage in the event of ongoing disputes with insurance carriers over the scope of insurance coverage;

•	the potential for asbestos exposure to extend beyond specific Coltec subsidiaries arising from corporate veil piercing efforts or other claims by asbestos plaintiffs;

•	bankruptcies of other defendants;

•	liquidity pressures in the event of large negative judgments against us resulting from any required payments not covered by insurance and any surety/appeal bonds (and related cash collateral) required in connection with appeals;

•	the impact of any federal legislation providing national asbestos litigation reform and of any requirements for us to contribute to any trust funds established under any such legislation; and

•	the results of litigation and the efficacy of our litigation and settlement strategies.
     Potential liability for asbestos claims may adversely affect our ability to retain and attract customers and quality personnel. To the extent our subsidiaries’ insurance is depleted or the payments required in any given year exceed the annual limitations on insurance recoveries from our subsidiaries’ carriers, our subsidiaries would be required to fund these obligations from available cash, even if such amounts are recoverable under these insurance policies in later years. This could adversely affect our ability to use cash for other purposes, including growth of our business, and adversely affect our financial condition.
     In addition, our estimated liability for early-stage and potential future asbestos claims that may be received, which is highly uncertain, is based on subjective assumptions and is at the low end of a range of possible values. The actual liability could vary significantly from the estimate provided in our SEC filings.
     Because of the uncertainty as to the number and timing of potential future asbestos actions, as well as the amount that will have to be paid to settle or satisfy any such actions in the future (including significant bonds required by certain states while we appeal adverse verdicts), and the finite amount of insurance available for future payments, future asbestos actions could have a material adverse effect on our financial condition, results of operations and cash flows.
     For a further discussion of our asbestos exposure, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Ks and Form 10-Qs filed with the SEC and incorporated herein by reference.
Our business and some of the markets we serve are cyclical and changes in general market conditions could have a material adverse effect on our business.
     The markets in which we sell our products, particularly chemical companies, petroleum refineries and the automotive industry, are, to varying degrees, cyclical and have historically experienced periodic downturns. Prior downturns have been characterized by diminished product demand, excess manufacturing capacity and subsequent erosion of average selling prices in these markets resulting in negative effects on our net sales, gross margins and net income. Economic downturns or other material weakness in demand in any of these markets could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We face intense competition that could have a material adverse effect on our business.
     We encounter intense competition in almost all areas of our business. Additionally, customers for many of our products are attempting to reduce the number of vendors from which they purchase in order to reduce inventories. To remain competitive, we need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We may not have sufficient resources to continue to make such investments or maintain our competitive position. Additionally, some of our competitors are larger than we are and have substantially greater financial resources than we do. As a result, they may be better able to withstand the effects of periodic economic downturns. Pricing and other competitive pressures could adversely affect our business, financial condition, results of operations and cash flows.
If we fail to retain the independent agents and distributors upon whom we rely to market our products, we may be unable to effectively market our products and our revenue and profitability may decline.
     Our marketing success in the U.S. and abroad depends largely upon our independent agents’ and distributors’ sales and service expertise and relationships with customers in our markets. Many of these agents have developed strong ties to existing and potential customers because of their detailed knowledge of our products. A loss of a significant number of these agents or distributors, or of a particular agent or distributor in a key market or with key customer relationships, could significantly inhibit our ability to effectively market our products, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
Increased costs for raw materials or the termination of existing supply agreements could have a material adverse effect on our business.
     Our businesses rely on stable prices for energy, steel and other raw materials, the prices for which increased dramatically in 2004 and 2005. While we have been successful in passing along a portion of these higher costs, there can be no assurance that we will be able to continue doing so without losing customers. Similarly, the loss of a key supplier could adversely affect our business, financial condition, results of operations and cash flows.
We have exposure to some contingent liabilities relating to discontinued operations, which could have a material adverse effect on our financial condition, results of operations or cash flows in any fiscal period.
     We have some contingent liabilities related to discontinued operations of our predecessors, including environmental liabilities and liabilities for certain products and other matters. In some instances, we have indemnified others against those liabilities, and in other instances, we have received indemnities from third parties against those liabilities.
     Under federal and state environmental laws, as of the date of this prospectus, Coltec or one of its subsidiaries has been named as a potentially responsible party or is otherwise involved at 19 sites at each of which the costs to it are expected to exceed $100,000. As of the date of this prospectus, investigations have been completed or are near completion for 14 of these sites and are in progress at the other five sites. The majority of these sites relate to remediation projects at former operating facilities that have been sold or closed and primarily deal with soil and groundwater contamination. We believe that any liability incurred for cleanup at these sites will be satisfied over a number of years, and, in some cases, the costs will be shared with other potentially responsible parties. However, unforeseen circumstances relating to these or other remediation projects could affect the timing or allocation of these liabilities or costs and our actual liabilities or costs relating to remediation projects could be significantly higher than anticipated.
     Claims could arise relating to products or other matters related to our discontinued operations. Some of these claims could seek substantial monetary damages. Specifically, we may potentially be subject to the liabilities related to the firearms manufactured prior to 1990 by Colt Firearms, a former operation of Coltec, and for electrical transformers manufactured prior to 1994 by Central Maloney, another former Coltec operation. Coltec also has ongoing obligations with regard to workers compensation, retiree medical and other retiree benefit matters associated with discontinued operations that relate to Coltec’s periods of ownership of those operations.
     We have insurance, reserves and funds held in trust to address these liabilities. However, if our insurance coverage is depleted, our reserves are not adequate or the funds held in trust are insufficient, environmental and other liabilities relating to discontinued operations could have a material adverse effect on our financial condition, results of operations and cash flows.
We conduct a significant amount of our sales and purchase activities outside of the U.S., which subjects us to additional business risks that may cause our profitability to decline.
     Because we sell our products in a number of foreign countries and purchase certain materials and supplies from foreign suppliers, we are subject to risks associated with doing business internationally. In 2004, we derived approximately 41% of our revenues from sales of our products outside of the U.S. Our international operations are, and will continue to be, subject to a number of risks, including:
•	unfavorable fluctuations in foreign currency exchange rates;

•	adverse changes in foreign tax, legal and regulatory requirements;

•	difficulty in protecting intellectual property;

•	trade protection measures and import or export licensing requirements;

•	differing labor regulations;

•	political and economic instability; and

•	acts of hostility, terror or war.
     Any of these factors, individually or together, could have a material adverse effect on our business, financial condition, results of operations and cash flows.
     We intend to continue to pursue international growth opportunities, which could increase our exposure to risks associated with international sales and operations. As we expand our international operations, we may also encounter new risks that could adversely affect our revenues and profitability. For example, as we focus on building our international sales and distribution networks in new geographic regions, we must continue to develop relationships with qualified local agents, distributors and trading companies. If we are not successful in developing these relationships, we may not be able to increase sales in these regions.
If we are unable to protect our intellectual property rights and knowledge relating to our products, our business and prospects may be negatively impacted.
     We believe that proprietary products and technology are important to our success. If we are unable to adequately protect our intellectual property and know-how, our business and prospects could be negatively impacted. Our efforts to protect our intellectual property through patents, trademarks, service marks, domain names, trade secrets, copyrights, confidentiality, non-compete and nondisclosure agreements and other measures may not be adequate to protect our proprietary rights. Patents issued to third parties, whether before or after the issue date of our patents, could render our intellectual property less valuable. Questions as to whether our competitors’ products infringe our intellectual property rights or whether our products infringe our competitors’ intellectual property rights may be disputed. In addition, intellectual property rights may be unavailable, limited or difficult to enforce in some jurisdictions, which could make it easier for competitors to capture market share in those jurisdictions.
     Our competitors may capture market share from us by selling products that claim to mirror the capabilities of our products or technology without infringing upon our intellectual property rights. Without sufficient protection nationally and internationally for our intellectual property, our competitiveness worldwide could be impaired, which would negatively impact our growth and future revenue. As a result, we may be required to spend significant resources to monitor and police our intellectual property rights.
Risks Related to the Debentures:
The debentures are obligations of EnPro only and are effectively subordinated to the debt and other liabilities of our operating subsidiaries.
     The debentures are obligations exclusively of EnPro, which is a holding company, and are not guaranteed by any of our operating subsidiaries. The debentures are unsecured and effectively subordinated to the liabilities, including trade payables, of our subsidiaries. Substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the debentures, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the debentures. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debentures or to make any funds available for that purpose. Moreover, the bankruptcy of any or all of our subsidiaries would not, of itself, be an event of default under the debentures or the indenture related thereto and would not permit holders of the debentures to accelerate the obligations under the debentures. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.
     Our subsidiaries are not prohibited by the debentures from incurring additional debt or other liabilities, including senior indebtedness, and the debentures contain extremely limited restrictions on our business operations and those of our subsidiaries. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the debentures, including cash payments upon conversion or repurchase, could be adversely affected.
     As of September 30, 2005, our subsidiaries had long-term debt of approximately $165 million, which included $145 million related to the TIDES, $3.1 million in 7 1/2% senior notes due in 2008 issued by Coltec (the “7 1/2% Coltec Senior Notes”), and $9.6 million of industrial revenue bonds. Subsequent to September 30, 2005, we issued the debentures and redeemed all of the outstanding TIDES. Coltec and our other primary U.S. subsidiaries are direct obligors under our $60 million senior secured credit facility. The debentures are also effectively subordinated to this facility and to any other secured obligations to the extent of the value of the assets securing such obligations. In addition to certain assets of our subsidiaries, all of the stock of our U.S. subsidiaries and 65% of the stock of our other direct foreign subsidiaries is pledged to secure our senior secured credit facility.
We may incur additional indebtedness.
     The indenture governing the debentures will not prohibit us from incurring substantial additional indebtedness, which may rank equal in right of payment with the debentures in the future. We may also be permitted to incur additional secured debt that would be senior in right of payment to these debentures. The indenture governing these debentures will also permit unlimited additional borrowings by our subsidiaries that could be effectively senior to the debentures. In addition, the indenture will not contain any restrictive covenants limiting our ability to pay dividends, make any payments on junior or other indebtedness or otherwise limit our financial condition.
We may not have sufficient cash to repurchase the debentures at the option of the holder or upon a change of control or to pay the cash payable upon a conversion, which may increase your credit risk.
     Upon a change of control, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding debentures at 100% of their principal amount plus accrued and unpaid interest, including liquidated damages, if any, up to but not including the date of repurchase. Upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of debentures converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered debentures or settlement of converted debentures. Any credit facility in place at the time of a repurchase or conversion of the debentures may limit our ability to use borrowings to pay any cash payable on a repurchase or conversion of the debentures and may prohibit us from making any cash payments on the repurchase or conversion of the debentures if a default or event of default has occurred under that facility without the consent of the lenders under that facility. Our current $60 million senior secured credit facility prohibits distributions from our subsidiaries to us to make payments of interest on the debentures if a default or event of default exists under the facility and prohibits prepayments of the debentures or distributions from our subsidiaries to us to make principal payments or payments upon conversion of the debentures if a default or event of default exists under the facility or the amount of the borrowing base under the facility, less the amount of outstanding borrowings under the facility, is less than $30 million. Our failure to repurchase tendered debentures at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the debentures would constitute a default under the indenture. A default under the indenture or the change of control itself could lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the debentures or make cash payments upon conversion thereof.
The additional shares of common stock payable on any debentures converted in connection with specified corporate transactions may not adequately compensate you for any loss you may experience as a result of such specified corporate transactions.
     In the event certain change of control transactions occur, we will under certain circumstances increase the conversion rate on debentures converted in connection with the change of control transaction by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which the change of control transaction becomes effective and the price paid per share of our common stock in the change of control transaction as described under “Description of the Debentures— Conversion Rights — Conversion Rate Adjustments — Adjustments to Conversion Rate upon a Change of Control.” The additional shares of common stock issuable upon conversion of the debentures in connection with a change of control transaction may not adequately compensate you for any loss you may experience as a result of such change of control transaction. In addition, in certain circumstances upon a change of control arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of the Debentures — Conversion Rate Adjustment — Adjustments to Conversion Rate upon a Change of Control — Conversion After a Public Acquirer Change of Control” and, if we so elect, holders of debentures will not be entitled to the increase in the conversion rate determined as described above.

     Our obligation to adjust the conversion rate in connection with change of control transactions could be considered a penalty, in which case the enforceability of the obligation would be subject to general principles of reasonable and equitable remedies.
The conversion rate of debentures may not be adjusted for all dilutive events.
     The conversion rate of the debentures is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Debentures — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the debentures or the common stock. There can be no assurance that an event that adversely affects the value of the debentures, but does not result in an adjustment to the conversion rate, will not occur.
You should consider the U.S. federal income tax consequences of purchasing, owning and disposing of the debentures.
     You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. For Non-United States Holders (as defined herein), this deemed distribution may be subject to U.S. federal withholding requirements. Certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the debentures are summarized under “Material U.S. Federal Income Tax Consideration.” You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the debentures. As discussed in the section called “Material U.S. Federal Income Tax Consideration,” you cannot use the tax summaries in this document for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code.
There is no established trading market for the debentures.
     The debentures are a new issue of securities for which there is no established trading market. The debentures are designated for trading by qualified institutional buyers in the PORTAL market. The debentures sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market. We do not intend to apply for listing of the debentures on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the debentures may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the debentures may be adversely affected. In that case, you may not be able to sell your debentures at a particular time or at a favorable price. Future trading prices of the debentures will depend on many factors, including:
•	our operating performance and financial condition;

•	our ability to continue the effectiveness of the registration statement, of which this prospectus is a part, covering the debentures and the common stock issuable upon conversion of the debentures;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

     Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the debentures will be subject to disruptions. Any such disruptions may have a negative effect on a holder of the debentures, regardless of our prospects and financial performance. Certain of the initial purchasers of the debentures have advised us that they intend to make a market in the debentures, but they are not obligated to do so. The initial purchasers may also discontinue market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the debentures or the prevailing market price at the time you choose to sell.
Any adverse rating of the debentures may cause their trading price to fall.
     If Moody’s Investor Service, Standard & Poor’s or another rating service were to rate the debentures, and if any of such rating services were to lower its rating on the debentures below the rating initially assigned to the debentures or otherwise announce its intention to put the debentures on credit watch, the trading price of the debentures could decline.
The conditional conversion feature of the debentures could result in you not receiving the value of the common stock into which the debentures are convertible.
     The debentures are convertible into cash and shares of common stock, if any, only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your debentures would otherwise be convertible.
Upon conversion of the debentures, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.
     The conversion value that you will receive upon conversion of your debentures is in part determined by the average of the closing prices of our common stock for the 20 trading days beginning on the second trading day immediately following the day the debentures are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your debentures for conversion, the conversion value you will receive may be adversely affected, and if the price at the end of such period is below the average, the value of the cash and shares delivered may be less than the conversion value.
Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the debentures.
     In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the debentures. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the debentures and the market price of our common stock.
Volatility in the market price and trading volume of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the debentures.
     The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. A relatively small number of shares traded in any one day could have a significant affect on the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this prospectus or our SEC filings or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. In particular, reports concerning the possibility of national asbestos litigation reform could cause a significant increase or decrease in the market price of our common stock. The decrease in the market price of our common stock would likely adversely affect the trading price of the debentures. The price of our common stock could also be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the debentures.
Convertible debenture hedge and warrant transactions may affect the value of the debentures.
     We have entered into privately negotiated convertible debenture hedge and warrant transactions with Banc of America, N.A., an affiliate of an initial purchaser of the debentures, Banc of America Securities LLC. These convertible debenture hedge and warrant transactions reduce the potential dilution to our common stock from any conversion of the debentures. We used a portion of the net proceeds of our private placement of the debentures to pay the cost to us of the convertible debenture hedge transaction, partially offset by the proceeds to us of the warrant transaction. In addition, we have been advised that, in connection with these hedging arrangements, Bank of America, N.A. or its affiliate has taken positions in our common stock in secondary market transactions and entered into various derivative transactions. Bank of America, N.A. or its affiliate is likely to modify its hedge positions from time to time prior to conversion or maturity of the debentures by purchasing and selling shares of our common stock, other securities of ours or other instruments it may wish to use in connection with this hedging. We cannot assure holders that this activity will not adversely affect the market price of our common stock.
Absence of dividends could reduce our attractiveness to investors.
     We have never declared or paid cash dividends on our common stock and may not pay cash dividends in the foreseeable future. Moreover, our current senior secured credit agreement restricts our ability to pay cash dividends on common stock. As a result, our common stock may be less attractive to certain investors than the stock of dividend-paying companies.
Risks Related to Our Capital Structure:
Our debt agreements impose limitations on our operations, which could impede our ability to respond to market conditions, address unanticipated capital investments and/or pursue business opportunities.
     The agreements relating to the 7 1/2% Coltec Senior Notes impose limitations on our operations. Our senior secured revolving credit facility imposes additional and, in some cases, more restrictive limitations, such as limitations on distributions, limitations on incurrence of indebtedness and maintenance of a fixed charge coverage financial ratio. These limitations could impede our ability to respond to market conditions, address unanticipated capital investment needs and/or pursue business opportunities.

Risks Related to Ownership of Our Common Stock:
Because our quarterly revenues and operating results may vary significantly in future periods, our stock price may fluctuate.
     Our revenue and operating results may vary significantly from quarter to quarter. A high proportion of our costs are fixed, due in part to significant selling and manufacturing costs. Small declines in revenues could disproportionately affect operating results in a quarter and the price of our common stock may fall. Other factors that could affect quarterly operating results include, but are not limited to:
•	demand for our products;

•	the timing and execution of customer contracts;

•	the timing of sales of our products;

•	payments related to asbestos litigation or annual costs related to asbestos litigation that are not covered by insurance or that exceed the annual limits in place with our insurance carriers;

•	the timing of receipt of insurance proceeds;

•	increases in manufacturing costs due to equipment or labor issues;

•	changes in foreign currency exchange rates;

•	unanticipated delays or problems in introducing new products;

•	announcements by competitors of new products, services or technological innovations;

•	changes in our pricing policies or the pricing policies of our competitors;

•	increased expenses, whether related to sales and marketing, raw materials or supplies, product development or administration;

•	major changes in the level of economic activity in the United States, Canada, Europe and other major regions in which we do business;

•	costs related to possible future acquisitions of technologies or businesses;

•	an increase in the number or magnitude of product liability claims;

•	our ability to expand our operations and the amount and timing of expenditures related to expansion of our operations, particularly outside the United States; and

•	economic assumptions and market factors used to determine post-retirement benefits and pension liabilities.

Various provisions and laws could delay or prevent a change of control that stockholders may favor.
     The anti-takeover provisions of our articles of incorporation and bylaws, our shareholder rights plan and provisions of North Carolina law could delay or prevent a change of control that the holders of our common stock could favor or could impede the ability of our stockholders to change our management. In particular, our articles of incorporation and bylaws, among other things:
•	require a supermajority shareholder vote to approve any business combination transaction with an owner of 5% or more of our shares unless the transaction is recommended by disinterested directors;

•	divide our board of directors into three classes, with members of each class to be elected for staggered three-year terms, if our board is expanded to nine members;

•	limit the right of shareholders to remove directors and fill vacancies;

•	regulate how shareholders may present proposals or nominate directors for election at shareholders’ meetings; and

•	authorize our board of directors to issue preferred stock in one or more series, without shareholder approval.
     Our shareholder rights plan will also make more difficult an acquisition of a controlling interest in EnPro in a transaction not approved by our board of directors.
Risks Related to Our Spin-off from Goodrich Corporation:
Coltec’s historical consolidated financial information may not be representative of our historical results as an independent company; therefore, it may not be reliable as an indicator of our future results.
     The historical consolidated financial information of our wholly owned subsidiary Coltec included or incorporated by reference in this prospectus may not reflect what our financial condition, results of operations and cash flows would have been on a historical basis had we operated the EnPro business as an independent company during the periods presented or what our financial condition, results of operations and cash flows will be in the future. This is because Coltec’s historical consolidated financial statements include allocations for services provided or procured by Goodrich. In addition, we have not made adjustments to Coltec’s historical consolidated financial information to reflect other changes that occurred in our cost structure, financing and operations as a result of the distribution by Goodrich in 2002 to its shareholders of shares of EnPro common stock. Finally, as a result of that distribution, Goodrich, not EnPro, owns Coltec’s aerospace business, which is reflected in Coltec’s historical consolidated financial information as a discontinued operation. Therefore, Coltec’s historical consolidated financial statements may not be indicative of our future performance as an independent company.
FORWARD-LOOKING STATEMENTS
     Some of the statements made and information contained in this prospectus and in the documents incorporated herein by reference, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “will,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,”

“project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all risks and uncertainties and should not consider the following list to be a complete statement of all potential risks and uncertainties. In addition to the factors identified elsewhere in this document and in our annual reports on Form 10-K and quarterly reports on Form 10-Q, any of the following factors may impact the achievement of results:
•	the resolution of current and potential future asbestos claims against certain of our subsidiaries, which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation;

•	the estimated liability for early-stage and potential future asbestos claims that may be received, which is highly uncertain, is based on subjective assumptions and is at the low end of a range of possible values;

•	general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns;

•	prices and availability of raw materials; and

•	the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters.
     This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other risk factors is contained under “Risk Factors” in this document and in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond our control.
     Whenever you read or hear any subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf, you should keep in mind the cautionary statements contained or referred to in this section.

RATIO OF EARNINGS TO FIXED CHARGES
     The following table shows our historical ratio of earnings to fixed charges for the five most recent fiscal years, and for the nine months ended September 30, 2005.

Nine Months Ended
September 30, 2005	2004	2003	2002	2001	2000
9.7x	6.1x	6.1x	N/A	1.4x	2.8x
     For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes (including only distributed income of less than 50% owned subsidiaries), plus fixed charges. “Fixed charges” consists of interest, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest. The ratio of earnings to fixed charges for 2002 is not presented because earnings were inadequate to cover fixed charges. The amount of the deficiency was $20.1 million.
NO PROCEEDS
     The debentures and shares of common stock to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in a supplement to this prospectus. We will not receive any proceeds from these sales or from conversion of the debentures into shares of our common stock.
SELLING SECURITY HOLDERS
     On October 26, 2005, we issued and sold a total of $172,500,000 aggregate principal amount of the debentures in private placements to Banc of America Securities LLC, Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc. (which we refer to as the initial purchasers in this prospectus). The initial purchasers have advised us that they resold the debentures in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the debentures and the shares of our common stock issuable upon conversion of the debentures.
     The debentures and our shares of common stock, including associated preferred stock purchase rights, to be issued upon conversion of the debentures are being registered pursuant to a resale registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the debentures and our shares of common stock issuable upon conversion of the debentures and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
     The selling security holders named below have advised us that they currently intend to sell pursuant to this prospectus the debentures and our shares of common stock set forth below. Additional selling security holders may choose to sell debentures and our shares of common stock from time to time upon notice to us. None of the selling security holders named below, has, within the past three years, held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, except as noted below in “Plan of Distribution.”

      Before a security holder not named below may use this prospectus in connection with an offering of securities, other than securities that were purchased pursuant to the registration statement to which this prospectus relates, this prospectus will be amended. In that amendment, we will include the name of the holder, the amount of debentures and common stock beneficially owned by the holder and the amount of debentures and common stock to be offered. Alternatively, we can include that information in a report filed with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act and incorporate it by reference into this prospectus or we can include that information in a supplement to this prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act. Any such amendment, report or prospectus supplement will also disclose whether any selling security holder named in the amendment, report or prospectus supplement has held any position or office with us or any of our predecessors or affiliates, or had any other material relationship with us or any of our predecessors or affiliates, during the three years prior to the date of the amendment, report or prospectus supplement.
     The following table is based solely on the most current information provided to us by the selling security holders.

								No. of
								Shares of
				No. of Shares				Common
	Amount of	% of	Amount of	of Common		No. of Shares		Stock
	Debentures	Debentures	Debentures	Stock		of Common		Owned
	Beneficially	Beneficially	Being Offered	Beneficially		Stock Being		After
Name of Selling Stockholder	Owned ($)	Owned	($) (1)	Owned (2)(3)		Offered(1)(3)		Offering(1)
Akela Capital Master Fund, Ltd.	$3,000,000	1.74	$3,000,000	88,791		88,791		0

Allstate Insurance Company (4)	1,500,000	*	1,500,000	50,691	(5)	44,391		6,300

Amaranth LLC (4)	12,500,000	7.25	12,500,000	369,965		369,965		0

Argent Classis Convertible Arbitrage Fund L.P.	280,000	*	280,000	8,286		8,286		0

Argent Classis Convertible Arbitrage Fund II, L.P.	50,000	*	50,000	1,479		1,479		0

Argentum Multistrategy Fund Ltd-Classic	10,000	*	10,000	295		295		0

Aristeia International Limited	8,000,000	4.64	8,000,000	236,756		236,756	(6)	0

Aristeia Partners LP	1,400,000	*	1,400,000	41,432		41,432	(6)	0

CIBC World Markets (7)	5,250,000	3.04	5,250,000	155,371		155,371		0

Citadel Equity Fund Ltd. (4)	32,000,000	18.55	32,000,000	947,110		947,110		0

CNH CA Master Account, L.P.	5,000,000	2.90	5,000,000	147,986		147,986		0

CQS Convertible and Quantitative Strategies Master Fund Limited	10,000,000	5.80	10,000,000	295,972		295,972		0

CSS, LLC (7)	2,000,000	1.16	2,000,000	59,194		59,194		0

Five Sticks, L.P.	1,250,000	*	1,250,000	36,993		36,993		0

Highbridge International LLC	26,500,000	15.36	26,500,000	784,325		784,325		0

Institutional Benchmark Series (Master Feeder) Ltd.	500,000	*	500,000	14,797		14,797		0

								No. of
								Shares of
				No. of Shares				Common
	Amount of	% of	Amount of	of Common		No. of Shares		Stock
	Debentures	Debentures	Debentures	Stock		of Common		Owned
	Beneficially	Beneficially	Being Offered	Beneficially		Stock Being		After
Name of Selling Stockholder	Owned ($)	Owned	($) (1)	Owned (2)(3)		Offered (1)(3)		Offering (1)
LDG Limited	117,000	*	117,000	3,462		3,462		0

MSS Convertible Arbitrage 1 c/o TQA Investors	45,000	*	45,000	1,331		1,331		0

MSS Convertible Arbitrage 2	30,000	*	30,000	887		887		0

Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	2,000,000	1.16	2,000,000	59,194		59,194		0

San Diego County Employees Retirement Association	500,000	*	500,000	14,797		14,797		0

Sphinx Fund c/o TQA Investors	261,000	*	261,000	7,724		7,724		0

Sturgeon Limited	847,000	*	847,000	25,068		25,068		0

TQA Master Fund	1,602,000	*	1,602,000	47,414		47,414		0

TQA Master Plus Fund	570,000	*	570,000	16,870		16,870		0

UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	2,742,000	1.59	2,742,000	81,155		81,155		0

UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited	258,000	*	258,000	7,636		7,636		0

Vicis Capital Master Fund	6,000,000	3.48	6,000,000	177,583		177,583		0

Wachovia Securities International Ltd (7)	6,500,000	3.77	6,500,000	192,364		192,364		0

Zazove Convertible Arbitrage Fund, L.P.	750,000	*	750,000	22,195		22,195		0

Zazove Hedged Convertible Fund, L.P.	750,000	*	750,000	22,195		22,195		0

Zurich Institutional Benchmark Master Fund c/o TQA Investors	352,000	*	352,000	10,418		10,418		0

Unidentified selling security holders	39,936,000	23.15	39,936,000	1,181,888	(8)	1,181,888	(8)	0

Total	172,500,000	100	172,500,000	5,105,061		5,105,061		0

*	Less than 1%

(1)	Because each selling security holder may sell pursuant to this prospectus all or a portion of the offered debentures, and common stock issuable upon conversion of the debentures, we cannot know or estimate number or percentage of debentures and common stock that the selling security holder will hold upon the termination of any particular offering. Please refer to the “Plan of

Distribution” beginning on page 62 of this prospectus. The information presented assumes that all of the selling security holders will fully convert the debentures for cash and shares of our common stock, and that the selling security holders will sell all shares of our common stock that they receive pursuant to such conversion.

(2)	Includes shares of our common stock issuable upon conversion of the debentures.

(3)	The number of shares of our common stock issuable upon conversion of the debentures is calculated assuming (i) the debentures are worth $345,000,000 at the time of conversion, with the $172,500,000 principal amount paid in cash and the remaining $172,500,000 paid in shares of our common stock, and (ii) the conversion of the full amount of debentures held by the selling security holders at the initial conversion price of $33.79, which corresponds to the initial conversion rate of 29.5972 shares per $1,000 principal amount of the debentures. The number of shares of our common stock to be offered using this prospectus may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the debentures. Instead, we will pay cash in lieu of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that it acquired its debentures in the ordinary course of business and, at the time of the purchase of the debentures, had no agreements or understandings, directly or indirectly, with any person to distribute the debentures or underlying common stock. To the extent that we become aware that the selling security holder did not acquire its debentures in the ordinary course of business, or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate the selling security holder as an “underwriter” within the meaning of the Securities Act.

(5)	This number excludes 3,600 shares of common stock held by ERISA plans for the benefit of agents and employees of the selling security holder. The selling security holder disclaims any interest in these 3,600 shares, which are not being offered by this prospectus.

(6)	This selling security holder has declined to indicate whether it owns shares of our common stock other than shares issuable upon conversion of the debentures. For purposes of this table, we have assumed it does not.

(7)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is deemed to be, under the interpretations of the SEC, an “underwriter” within the meaning of the Securities Act. Please see “Plan of Distribution” for required disclosure regarding this selling security holder.

(8)	Due to the effects of rounding, this number does not equal exactly 29.5972 shares per $1,000 principal amount of the debentures.
     Selling security holders who are registered broker-dealers are deemed to be “underwriters” within the meaning of the Securities Act. In addition, a selling security holder who is an affiliate of a registered broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act if the selling security holder (i) did not acquire its debentures or underlying common stock in the ordinary course of business or (ii) had any agreement or understanding, directly or indirectly, with any person to distribute the debentures or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
DESCRIPTION OF THE DEBENTURES
     We issued the debentures under an indenture, dated as of October 26, 2005, between us and Wachovia Bank, National Association, a national banking association, as trustee. Wachovia Bank,

National Association also acts as paying agent and conversion agent for the debentures. The terms of the debentures include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchasers.
     The following description is only a summary of the material provisions of the debentures, the indenture and the registration rights agreement and does not purport to be complete. We fixed the indenture, the form of debenture included with the indenture and the registration rights agreement as exhibits to our Current Report on Form 8-K dated October 26, 2005, which is incorporated herein by reference. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of the debentures. This summary description is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. You may request a copy of the indenture and the registration rights agreement from us.
     When we refer to “EnPro Industries, Inc.,” “NPO,” “we,” “our” or “us” in this section, we refer only to EnPro Industries, Inc., a North Carolina corporation, and not its subsidiaries.
Brief Description of the Debentures
     We issued $172,500,000 in aggregate principal amount of the debentures, in denominations of $1,000 principal amount and integral multiples thereof. The debentures:
•	bear cash interest at an annual rate of 3.9375%, payable on April 15 and October 15 of each year, beginning April 15, 2006;

•	benefit from the provisions of a registration rights agreement, including the right to receive liquidated damages in cash if we fail to comply with certain obligations as set forth below under “—Registration Rights”;

•	are direct, unsecured senior obligations of EnPro Industries, Inc.;

•	are convertible, subject to the conditions described under “—Conversion Rights,” into cash and shares, if any, of our common stock, at an initial conversion rate of 29.5972 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of $ 33.79 per share), subject to such adjustments as are described under “—Conversion Rights—Conversion Rate Adjustments”;

•	entitle the holder, upon conversion, to receive cash equal to the lesser of the aggregate principal amount of debentures to be converted or the total conversion obligation, with shares of our common stock being delivered in respect of the remainder, if any, of our conversion obligation as set forth under “—Conversion Rights—Payment upon Conversion”;

•	entitle the holders to require us to repurchase the debentures upon a change of control as set forth under “—Repurchase of Debentures at the Option of Holders upon a Change of Control”; and

•	are due on October 15, 2015, unless earlier converted or repurchased by us at your option in connection with a change of control.
     The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a bankruptcy of one or all of our subsidiaries, including

Coltec, or in the event of a highly leveraged transaction or a change of control of EnPro Industries, Inc., except to the extent described under “—Repurchase of Debentures at the Option of Holders upon a Change of Control” below.
     No sinking fund is provided for the debentures, and the debentures will not be subject to defeasance. The debentures will be issued only in registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.
     You may present definitive debentures for conversion and registration of transfer and exchange at our office or agency in Charlotte, North Carolina, which shall initially be the principal corporate trust office of the trustee currently located at 401 S. Tryon Street, 12th Floor, Charlotte, NC 28288-1179, Attention: Corporate Trust Department. For information regarding conversion, registration of transfer and exchange of global debentures, see “—Form, Denomination and Registration.” There will not be a service charge for any registration of transfer or exchange of debentures, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Ranking
     The debentures are our direct, unsecured and unsubordinated obligations. The debentures will rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The debentures will effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.
     Creditors of each of our subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the debentures. The debentures, therefore, are effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries.
     In addition, our rights and the rights of our creditors, including the holders of the debentures, to participate in the assets of a subsidiary during its liquidation or reorganization are effectively subordinated to all existing and future liabilities of that subsidiary and the bankruptcy of one or all of our subsidiaries will not, of itself, be an event of default under the debentures.
     At September 30, 2005, we and our subsidiaries had $164.7 million of long-term debt on a consolidated basis, of which $145.0 million was related to Coltec’s outstanding TIDES. We used a portion of the net proceeds of our private placement of the debentures to redeem the TIDES on November 28, 2005.
     The remaining amount of our consolidated long-term debt at September 30, 2005 consisted primarily of:
•	$3.1 million of 7 1/2% Coltec Senior Notes that are payable in full in 2008;

•	$9.6 million of industrial revenue bonds issued by our operating subsidiaries that are payable in full in 2009 and bear interest at rates of 6.4% to 6.55%; and

•	$6.9 million of our variable rate promissory notes which we executed in connection with the purchase of life insurance policies to fund certain pre-retirement death benefits for our executive officers. These notes are collateralized by the life insurance policies, bear interest at LIBOR plus a margin of 1.75% and are payable at the earliest of the termination of the policies, death of persons insured under the policies, or sixty days prior to the expiration of the policies.
     In addition, our primary operating subsidiaries executed a credit agreement dated May 16, 2002, as amended, for a senior secured revolving credit facility with a group of banks. This agreement provides these subsidiaries with the ability to borrow up to $60 million through May 2006. We have guaranteed the obligations of these subsidiaries under this credit facility. Borrowings under the credit facility would be collateralized by receivables, inventories, equipment, intellectual property, insurance receivables and all other personal property assets of us and our domestic subsidiaries and by a pledge of 65% of the capital stock of our foreign subsidiaries. The credit facility contains customary restrictions, covenants and events of default for financings of this type, including without limitation, restrictions on the ability to pay dividends, to repurchase shares, to incur additional debt, and to acquire new businesses.
Interest
     The debentures bear interest at an annual rate of 3.9375% from October 26, 2005. We will also pay liquidated damages, if any, in the circumstances described under “—Registration Rights.”
     We will pay interest (including liquidated damages, if any) semiannually on April 15 and October 15 of each year, beginning April 15, 2006, to the holders of record at the close of business on the preceding April 1 and October 1, respectively. In general, we will not pay accrued and unpaid interest on any debentures upon conversion. Instead, such amounts will be deemed paid in full by the cash or common stock, if any, received by holders upon conversion. If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder of record at the close of business on such record date will receive on that interest payment date accrued and unpaid interest (including liquidated damages, if any) on those debentures, notwithstanding the holder’s conversion of those debentures prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that a holder surrenders debentures for conversion, such holder must pay to us an amount equal to the interest (including liquidated damages, if any) that will be paid on the related interest payment date. The preceding sentence does not apply, however, (1) if we have specified a repurchase date following a change of control that is during such period or (2) to the extent any overdue interest (including liquidated damages, if any) exists at the time of conversion with respect to the debentures converted. Accordingly, under those circumstances, a holder of debentures who chooses to convert those debentures on a date that is after a record date but prior to the corresponding interest payment date will not be required to pay us, at the time that holder surrenders those debentures for conversion, the amount of interest (including liquidated damages, if any) it will receive on the interest payment date.
     Except as provided below, we will pay interest (including liquidated damages, if any) on:
•	global debentures to DTC in immediately available funds;

•	any definitive debentures having an aggregate principal amount of $5 million or less by check mailed to the holders of those debentures; and

•	any definitive debentures having an aggregate principal amount of more than $5 million by wire transfer in immediately available funds if requested by the holders of those debentures.
     At maturity we will pay interest (including liquidated damages, if any) on the definitive debentures at our office or agency in Charlotte, North Carolina, which initially is the principal corporate trust office of the trustee. We will make payments of interest (including liquidated damages, if any) at maturity on global debentures to DTC, in immediately available funds.

          Interest (including liquidated damages, if any) on the debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months.
          If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier change of control purchase date) of a debenture falls on a day that is not a business day, that interest payment date will be postponed to the next succeeding business day. If the stated maturity date or change of control purchase date of a debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal and interest (including liquidated damages, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date, purchase date or change of control purchase date to such next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.
Conversion Rights
General
          Subject to the conditions and during the periods described below, holders may convert their debentures at any time prior to the close of business on the stated maturity date into cash and shares of our common stock, if any, at an initial conversion rate of 29.5972 shares of common stock per $1,000 principal amount of debentures surrendered for conversion (the “conversion rate”), equal to an initial conversion price of approximately $33.79 per share, subject to adjustment as set forth in “—Conversion Rate Adjustments” below.
          Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of debentures to be converted and our total conversion obligation and shares of our common stock in respect of the remainder, if any, of our conversion obligation as described under “—Payment upon Conversion.”
          We will not issue fractional shares of common stock upon conversion of the debentures. Instead, we will pay cash based on the closing price of our common stock on the trading day prior to the conversion date for all fractional shares of common stock. You may convert debentures only in denominations of $1,000 principal amount of debentures and integral multiples thereof.
          A holder may convert its debentures in whole or in part only in the following circumstances, which are described in more detail below:
•	upon satisfaction of the stock price condition;

•	if the trading price of our debentures falls below a certain level;

•	on or after September 15, 2015; or

•	upon the occurrence of specified corporate transactions, including a change of control.
          We will notify holders by press release or otherwise once the debentures have become convertible upon any of the foregoing circumstances.
          If you have exercised your right to require us to repurchase your debentures as described under “—Repurchase of Debentures at the Option of Holders upon a Change of Control,” you may convert your debentures only if you withdraw your change of control repurchase notice, as the case may be.

          To convert your debenture (other than a debenture held in book-entry form through DTC) you must:
•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.
          Holders of debentures held in book-entry form through DTC must comply with the requirements in the last three bullets above and follow DTC’s customary practices. The date you comply with these requirements is the conversion date under the indenture. Settlement of our obligation, if any, to deliver shares with respect to a conversion will occur in the manner and on the dates described under “—Payment upon Conversion” below. Delivery of shares, if any, will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of debentures in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.
          The conversion agent will initially be the trustee. The conversion agent will, on your behalf, convert the debentures into cash or a combination of cash and shares of common stock, if applicable. You may obtain copies of the required form of the conversion notice from the conversion agent.
          If you deliver a debenture for conversion, you will not be required to pay any taxes or duties for the issuance or delivery of common stock, if any, upon conversion. However, we will not pay any transfer tax or duty payable as a result of the issuance or delivery of the common stock in a name other than that of the holder of the Debenture. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.
          By delivering to the holder the amount of cash and the number of shares, if any, determined as set forth below under “—Payment upon Conversion,” together with cash in lieu of any fractional shares, we will satisfy our obligation with respect to the debentures. That is, accrued and unpaid interest (including liquidated damages, if any) will be deemed to be paid in full rather than cancelled, extinguished or forfeited, except as set forth above under “—Interest.”
Payment upon Conversion
          In connection with any conversion, we will satisfy our obligation to convert the debentures (the “conversion obligation”) by delivering to holders in respect of each $1,000 aggregate principal amount of debentures being converted a “Settlement Amount” consisting of (1) cash equal to the lesser of $1,000 or the Conversion Value, and (2) to the extent the Conversion Value exceeds $1,000, a number of shares equal to the sum of, for each day of the Cash Settlement Period, (A) 5% of the difference between (i) the product of the conversion rate (plus any additional shares as described under “—Adjustment to Conversion Rate upon a Change of Control”) and the closing price of our common stock for such date and (ii) $1,000, divided by (B) the closing price of our common stock for such day. We will not issue fractional shares of common stock upon conversion of the debentures. Instead, we will pay the cash value of such fractional shares based upon the closing price of our common stock on the trading day immediately preceding the conversion date. We will deliver the Settlement Amount on the third business day following the date the Settlement Amount is determined. Upon conversion of a Debenture, a holder will not receive any cash payment of interest unless such conversion occurs between a record date and the interest payment date to which that record date relates or as described under “— Registration Rights” below.
          “Conversion Value” means the product of (1) the conversion rate in effect (plus any additional shares as described under “—Adjustments to Conversion Rate upon a Change of Control”) and (2) the average of the closing prices (as defined below under “—Conversion upon Satisfaction of Stock Price Condition”) of our common stock for the trading days during the Cash Settlement Period.
          The “Cash Settlement Period” with respect to any debentures means the 20 consecutive trading days beginning on the second trading day after the conversion date for those debentures.
          “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a United States national or regional securities exchange and is not reported by the New York Stock Exchange, on the principal other market on which our common stock is then traded or quoted.
          If a holder tenders debentures for conversion and the Conversion Value is being determined at a time when the debentures are convertible into other property in addition to or in lieu of our common stock, the Conversion Value of each debenture will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof during the Cash Settlement Period. Settlement of debentures tendered for conversion after the effective date will be as set forth above.
Conditions to Conversion
          Holders may surrender their debentures for conversion into cash and shares of our common stock, if any, at the applicable conversion rate prior to stated maturity only under the circumstances described below. Upon determination that holders of debentures are or will be entitled to convert their debentures, we will disseminate a press release to that effect and publish such information on our website as soon as practicable.
          Conversion upon Satisfaction of Stock Price Condition. A holder may surrender any of its debentures for conversion during any fiscal quarter commencing after December 31, 2005 (and only during such fiscal quarter) if the closing price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the then current conversion price per share of our common stock (initially 130% of approximately $33.79, or approximately $43.93) on that 30th trading day. Upon surrender by a holder of its debentures for conversion, we will deliver cash and shares of common stock, if any, as described under “—Payment upon Conversion” above.
          The “closing price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported for composite transactions by the principal United States national or regional securities exchange on which our common stock is traded or, if our common stock is not listed on a United States securities exchange, as reported by the Nasdaq National Market. The closing price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “closing price” will be the last quoted bid for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “closing price” will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
          Conversion upon Satisfaction of Trading Price Condition. A holder may surrender any of its debentures for conversion into cash and shares of our common stock, if any, prior to the stated maturity during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 original principal amount of the debentures (as determined following a request by a holder of the debentures in accordance with the procedures described below) for each day of that period was less than 98% of the product of the closing price of our common stock and the current conversion rate of the debentures on each such day.
          The trustee will have no obligation to determine the trading price of the debentures as described in this section unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 original principal amount of debentures would be less than 98% of the product of the closing price of our common stock and the current conversion rate of the debentures. At such time, we will instruct the trustee to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 original principal amount of debentures is greater than or equal to 98% of the product of the closing price of our common stock and the current conversion rate of the debentures.
          The “trading price” of debentures on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the debentures obtained by the trustee for $5 million original principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the trustee, that one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5 million original principal amount of the debentures from a nationally recognized securities dealer, or in our reasonable judgment (which will be exercised, if at all, in our sole discretion), the bid quotations are not indicative of the secondary market value of $1,000 original principal amount of the debentures, then, for purposes of any determination of whether the condition to conversion of debentures described under “—Conversion Rights—Conditions to Conversion—Conversion Upon Satisfaction of Trading Price Condition,” the trading price per $1,000 original principal amount of debentures will be deemed to be less than 98% of the product of the closing price of our common stock and the applicable conversion rate.
          Conversion on or after September 15, 2015. At the election of any holder made on or after September 15, 2015, holders may convert their debentures at any time prior to the close of business on the maturity date of the debentures. Upon surrender by a holder of its debentures for conversion, we will deliver cash and shares of common stock, if any, as described above under “—Payment upon Conversion.”

     Conversion upon Specified Corporate Transactions.
          Certain Distributions
     If we elect to:
•	distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share of less than the closing price of a share of our common stock on the trading day immediately preceding the announcement date for such distribution, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 10% of the closing price of a share of our common stock on the trading day immediately preceding the announcement date for such distribution, we must notify the holders of the debentures at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time. However, a holder may not exercise this right to convert if such holder may participate in the distribution without conversion. The “ex-dividend date” is the first date upon which a sale of the common stock, regular way on the relevant exchange or in the relevant market for our common stock, does not automatically transfer the right to receive the relevant dividend or distribution from the seller of the common stock to its buyer. Upon surrender by a holder of its debentures for conversion, we will deliver cash and shares of common stock, if any, as described above under “—Payment upon Conversion.”
    Changes of Control
          If a “change of control” occurs pursuant to the definition thereof set forth under “— Repurchase of Debentures at the Option of Holders upon a Change of Control” below, regardless of whether a holder has the right to put the debentures as described under such section, then a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their debentures, until the change of control repurchase date). We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than 15 days prior to the anticipated effective date of such transaction).
          If a holder elects to convert its debentures during the period specified above and 10% or more of the consideration for the common stock in the corporate transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a national securities exchange or the Nasdaq National Market, we will increase the conversion rate by the additional shares as described below under “—Adjustment to Conversion Rate upon a Change of Control” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the debentures are convertible into shares of the acquiring or surviving entity.

          If a change of control described above occurs, a holder can, subject to certain conditions, require us to purchase all or a portion of its debentures as described below under “—Repurchase of Debentures at the Option of Holders upon a Change of Control.”
Conversion Rate Adjustments
          We will adjust the conversion rate for the debentures, without duplication, if any of the following events occur:
          (1)     we issue shares of our common stock as a dividend or distribution to all holders of our common stock;
          (2)      we issue to all holders of common stock certain rights or warrants (other than pursuant to any dividend reinvestment or share purchase plans) entitling them to purchase, for a period expiring within 60 days after the date of the issuance, shares of our common stock at a price per share which is less than the closing price of a share of our common stock on the record date for such distribution; provided that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;
          (3)     we subdivide or combine our common stock;
          (4)      we distribute to all holders of our common stock shares of capital stock, evidences of indebtedness or assets, including securities (but excluding rights or warrants listed in (2) above, dividends or distributions listed in (1) above and distributions consisting of cash), in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,
•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution and

•	the denominator of which will be the current market price of our common stock on the record date fixed for the distribution minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.
          If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing price of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;
          (5)     we distribute cash to all holders of our common stock, excluding any dividend or any distribution in connection with our liquidation, dissolution or winding up, in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,
•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution and

•	the denominator of which will be the current market price of our common stock on the record date fixed for the distribution minus the amount per share of such cash dividend (as determined below) or distribution; and

          (6)     we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the expiration of such tender or exchange offer, in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,
•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.
          (7)      someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer with respect to which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event the applicable conversion rate will be increased by multiplying such conversion rate by a fraction,
•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares purchased in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.
          The adjustment referred to in this clause (7) will be made only if:
•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the expiration of the tender or exchange offer.
          However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.
          “Current market price” of our common stock on any day means the average of the closing price per share of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the ex-dividend date with respect to the issuance or distribution requiring such computation.
          To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case each conversion rate will be adjusted at the time of separation as described in clause (4) above, as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
          The holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. In addition, non-United States Holders (as defined herein) of debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal withholding tax. See “Material U.S. Federal Income Tax Consequences—Tax Consequences to United States Holders—Constructive Dividends” and “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-United States Holders—Dividends.”
          To the extent permitted by law, we may, from time to time, increase the applicable conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days notice of any increase in the applicable conversion rate. In addition, we may increase the applicable conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock distribution.
          In the event of:
•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;
in each case, in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion by a holder of its debentures it will be entitled to receive the same type of consideration that it would have been entitled to receive (the “reference property”) had it owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events multiplied by the principal amount of the debentures converted. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby the holders of the debentures shall have a reasonable opportunity to determine the form of consideration, consistent with the election rights and restrictions applicable to holders of our common stock, into which all of the debentures, treated as a single class, shall be convertible from and after the effective date of such transaction. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the debentures will continue to be payable in cash, and the Conversion Value will be calculated based on the fair value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. However, if the transaction described above also constitutes a “public acquirer change of control,” then we may in certain circumstances elect to change the conversion rate in the manner described under “— Conversions After a Public Acquirer Change of Control” in lieu of changing the conversion rate in the manner described in this paragraph. For a discussion of the tax consequences to a holder of changes to the conversion rate of the debentures, see “Material U.S. Federal Income Tax Consequences — Tax Consequences to United States Holders — Constructive Dividends.” The Conversion Value and the amounts received in settlement of our conversion obligation will be computed as set forth under “— Payment upon Conversion” above and will be determined based on the kind and amount of shares of stock, securities or other property (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction.
          The applicable conversion rate will not be adjusted:
•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest, including liquidated damages, if any.
          Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.
          Except as described above in this section, we will not adjust the applicable conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.
Adjustment to Conversion Rate upon a Change of Control
General
          If and only to the extent (i) you elect to convert your debentures in connection with a change of control transaction described under “—Conversion Rights—Conversion upon Specified Corporate Transactions—Change of Control” above, and (ii) 10% or more of the consideration for our common stock in the change of control transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the debentures surrendered for conversion by a number of additional shares (the “additional shares”) as described below. Notwithstanding the first sentence of this paragraph, if we elect to adjust the conversion rate and our conversion obligation as described in “Adjustment to Conversion Rate upon a Change of Control—Conversion After a Public Acquirer Change of Control,” the provisions described in that section will apply instead of the provisions described in this paragraph.
          The number of additional shares will be determined by reference to the table below, based on the date on which such change of control transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such change of control transaction. If holders of our common stock receive only cash in such change of control transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the closing prices (as defined under “— Conversion Rights — Conditions to Conversion — Conversion upon Satisfaction of Stock Price Condition” above) of our common stock on the five trading days prior to but not including the effective date of such change of control transaction.

          The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the debentures is adjusted, as described above under “— Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”
          The following table sets forth the hypothetical stock price, effective date and number of additional shares to be issuable per $1,000 principal amount of debentures:
Stock Price

Effective
Date	$25.99	$28.00	$30.00	$32.00	$33.79	$36.00	$38.00	$40.00	$45.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00
October 15,
2005	8.87	7.73	7.03	6.44	5.98	5.49	5.11	4.77	4.06	3.50	2.68	2.11	1.68	1.36	1.10
October 15,
2006	8.21	7.36	6.67	6.09	5.65	5.18	4.81	4.49	3.82	3.30	2.53	1.99	1.60	1.29	1.05
October 15,
2007	7.83	6.98	6.29	5.72	5.29	4.84	4.49	4.18	3.56	3.07	2.37	1.87	1.50	1.22	0.99
October 15,
2008	7.45	6.57	5.88	5.32	4.90	4.46	4.13	3.84	3.26	2.81	2.17	1.72	1.39	1.13	0.93
October 15,
2009	7.07	6.15	5.44	4.87	4.46	4.04	3.72	3.45	2.92	2.52	1.95	1.55	1.26	1.03	0.84
October 15,
2010	6.71	5.72	4.97	4.39	3.97	3.56	3.26	3.01	2.53	2.18	1.69	1.35	1.10	0.90	0.75
October 15,
2011	6.42	5.31	4.49	3.87	3.44	3.03	2.74	2.52	2.16	1.79	1.39	1.12	0.91	0.75	0.63
October 15,
2012	6.26	4.95	4.01	3.32	2.86	2.44	2.17	1.95	1.59	1.36	1.06	0.85	0.70	0.58	0.49
October 15,
2013	6.36	4.72	3.55	2.72	2.20	1.76	1.48	1.30	1.02	0.86	0.67	0.54	0.45	0.37	0.31
October 15,
2014	7.09	4.97	3.43	2.38	1.75	1.28	1.02	0.87	0.68	0.59	0.46	0.38	0.31	0.26	0.22
October 15,
2015	8.87	6.12	3.74	1.65	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
          The exact stock prices and effective dates may not be set forth in the table above, in which case:
•	if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	if the stock price is in excess of $100.00 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•	if the stock price is less than $25.99 per share (subject to adjustment), no additional shares will be issuable upon conversion.
          Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 38.4763 per $1,000 principal amount of debentures, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

           Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
Conversion After a Public Acquirer Change of Control
          Notwithstanding the foregoing provisions, in the case of a public acquirer change of control (as defined below), we may, at our option and in lieu of increasing the conversion rate by additional shares as described in “— General” above, elect to adjust the conversion rate and the related conversion obligation such that, from and after the effective date of such public acquirer change of control, holders of the debentures will be entitled to convert their debentures (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights—Conditions to Conversion—Conversion upon Specified Corporate Transactions—Changes of Control” above and the settlement procedures described under “—Conversion Rights—Payment upon Conversion” above) into a number of shares of public acquirer common stock (as defined below) by multiplying the conversion rate in effect immediately before the public acquirer change of control by a fraction:
•	the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into the right to receive cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last closing price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•	the denominator of which will be the average of the closing prices of the public acquirer common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control.
          A “public acquirer change of control” means any event constituting a change of control that would otherwise obligate us to increase the conversion rate as described above under “—General” and the acquirer (or any entity that (i) is a directly or indirectly wholly-owned subsidiary of the acquirer or (ii) is either (A) a direct or indirect majority-owned subsidiary of the acquirer or (B) a corporation that directly or indirectly owns a majority of the total voting power of all shares of such acquirer’s capital stock that are entitled to vote generally in the election of directors, in each case whose common stock has been designated by the acquirer to serve as public acquirer common stock in the transaction) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change of control (the “public acquirer common stock”).
          Upon a public acquirer change of control, if we so elect, holders may convert their debentures (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights—Conditions to Conversion—Conversion upon Specified Corporate Transactions—Changes of Control” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under “—General.” We are required to notify holders of our election in our notice to holders of such transaction. As described under “—Conversion Rights—Conditions to Conversion—Conversion upon Specified Corporate Transactions—Changes of Control,” holders may convert their debentures upon a public acquirer change of control during the period specified therein. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its debentures as described under “—Repurchase of Debentures at the Option of Holder upon a Change of Control.”

Payment at Maturity
          Each holder of $1,000 principal amount of debentures shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest (and liquidated damages, if any).
          We will pay principal on:
•	global debentures to DTC in immediately available funds; and

•	any definitive debentures at our office or agency in Charlotte, North Carolina, which initially will be the office or agency of the trustee in Charlotte, North Carolina.
Repurchase of Debentures at the Option of Holders upon a Change of Control
          If a change of control, as described below, occurs, you will have the right to require us to repurchase for cash all of your debentures, or any portion of those debentures that is equal to $1,000 in principal amount or integral multiples thereof, at a purchase price (the “change of control purchase price”) equal to the principal amount of all debentures you require us to repurchase plus accrued and unpaid interest (and liquidated damages, if any) on those debentures to but excluding the change of control purchase date.
          Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its debentures upon a change of control described in clause (2) below if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ rights) consists of shares of common stock traded or to be traded immediately following a change of control on a national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the debentures become convertible into that common stock (and any rights attached thereto).
          If the change of control repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay such interest (including liquidated damages, if any) to the holder of record on the corresponding record date, which may or may not be the same person to whom we will pay the repurchase price.
          Within 15 days after the occurrence of a change of control, we are required to give notice to each holder and the trustee of such occurrence and of each holder’s resulting repurchase right and the procedures that each holder must follow to require us to repurchase its debentures. The change of control repurchase date specified by us will be 30 days after the date on which we give this notice.
          A “change of control” will be deemed to have occurred at such time after the original issuance of the debentures when any of the following has occurred:
          (1) a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors; or
          (2) a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:
               (i) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and
(ii) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or
•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation; or

•	any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person.
          The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.
          The definition of change of control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, a holder’s ability to require us to repurchase its debentures as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.
          Our ability to repurchase debentures for cash upon the occurrence of a change of control is subject to important limitations. Our ability to repurchase the debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. Our failure to repurchase the debenture upon a change of control will result in an event of default under the indenture, whether or not the purchase is permitted by the terms of our then existing borrowing arrangements.
          Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the debentures. We will comply with this rule and file Schedule TO (or any similar schedule) to the extent applicable at that time.
          If the paying agent holds money sufficient to pay the change of control purchase price of the debentures that holders have elected to require us to repurchase on the change of control purchase date in accordance with the terms of the indenture, then, immediately after the change of control purchase date, those debentures will cease to be outstanding and interest and liquidated damages, if any, on the debentures will cease to accrue, whether or not the debentures are transferred by book entry or delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change of control purchase price upon book entry transfer of the debentures or delivery of the debentures.
          The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change of control with respect to the change of control purchase feature of the debentures but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.
          No debentures may be repurchased by us at the option of the holders upon a change of control if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.
          The change of control purchase feature of the debentures may in certain circumstances make more difficult or discourage a takeover of our company. The change of control purchase feature, however, is not the result of our knowledge of any specific effort:
•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.
          Instead, the change of control purchase feature is a standard term contained in securities similar to the debentures.
          We will not be required to make a change of control offer upon a change of control if a third party makes the change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a change of control offer made by us and purchases all debentures validly tendered and not withdrawn under such change of control offer.
Merger and Sales of Assets
          The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:
•	the resulting, surviving or transferee person and, if the conversion obligation relates to public acquirer common stock that is not issued by such resulting, surviving or transferee person, such public acquirer, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person, if other than us, assumes all our obligations under the debentures and the indenture; and

•	we or such successor are not then or immediately thereafter in default under the indenture.
          The occurrence of certain of the foregoing transactions could also constitute a change of control. See “—Repurchase of Debentures at the Option of Holders upon a Change of Control.”
          This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default
          Each of the following constitutes an event of default under the indenture:
•	a default in our obligation to deliver the Settlement Amount upon conversion of the debentures, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any debentures and such default continues for a period of 5 business days or more;

•	default in our obligation to repurchase any debenture at the option of holders upon a change of control;

•	default in our obligation to pay the principal amount of any debenture at maturity when due and payable;

•	default in our obligation to pay any interest or liquidated damages on any debenture when due and payable, and continuance of such default for a period of 30 days;

•	our failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture (including a covenant that we provide the trustee with copies of such reports, information or documentation required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after we file such reports, information or documentation with the SEC (regardless of when they are required to be filed with the SEC)) for a period of 60 days after written notice of such failure, provided that such notice requiring us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

•	a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money by us or our designated subsidiaries (but excluding any intercompany debt and security and appeal bonds of our designated subsidiaries) in an aggregate amount of $15,000,000 or more, unless such failure is cured or such acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the debentures then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us.
          A “designated subsidiary” means any existing or future, direct or indirect, subsidiary of ours whose assets constitute 15% or more of our total assets on a consolidated basis.
          Our obligations under the indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest (and liquidated damages, if any).
          The indenture provides that the trustee will, within 90 days of the occurrence of a default, mail to the registered holders of the debentures notice of all uncured defaults that are continuing known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under any of the first five bullets above.
          If certain events of default specified in the last bullet point above occur and are continuing, then automatically the principal amount of the debentures then outstanding plus accrued and unpaid interest

(and liquidated damages, if any) through such date will become immediately due and payable. If any other event of default occurs and is continuing (the default not having been cured or waived as provided under “—Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the debentures due and payable at their principal amount plus any accrued and unpaid interest (and liquidated damages, if any) and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the debentures upon the conditions provided in the indenture.
          The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the debentures, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to the limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the debentures or that would involve the trustee in personal liability.
          The holders of a majority in principal amount of outstanding debentures may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest or liquidated damages, if any, a failure to convert any debentures into common stock, a default arising from our failure to repurchase any debentures when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.
          No holder of the debentures may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest or liquidated damages, if any, on the debentures, unless:
•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding debentures make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.
          The indenture will require us (i) every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any default, and (ii) to deliver to the trustee prompt notice of any default.
          A default in the payment of the debentures, or a default with respect to the debentures that causes them to be accelerated, may give rise to a cross-default under our existing borrowing arrangements.

Modification and Waiver
Changes Requiring Approval of Each Affected Holder
     The indenture (including the terms and conditions of the debentures) cannot be modified or amended without the written consent or the affirmative vote of each affected holder of a debenture to:
•	change the maturity of any debenture or the payment date of any installment of interest or liquidated damages payable on any debentures;

•	reduce the principal amount of, or any interest or liquidated damages or change of control purchase price on, any debenture;

•	impair or adversely affect the conversion rights of the holders of debentures;

•	change the currency of payment of such debentures or interest or liquidated damages or change of control purchase price thereon;

•	alter the manner of calculation or rate of accrual of interest or liquidated damages or change of control purchase price on any debenture or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any debenture;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders or the conversion rights of holders of the debentures;

•	reduce the percentage in aggregate principal amount of debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of debentures outstanding required for any other waiver under the indenture.
Changes Requiring Majority Approval
     The indenture (including the terms and conditions the debentures) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the debentures.
Changes Requiring No Approval
     The indenture (including the terms and conditions of the debentures) may be modified or amended by us and the trustee, without the consent of the holder of any debenture, for the purposes of, among other things:
•	adding to our covenants or events of default for the benefit of the holders of debentures;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of debentures if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of debentures under the provisions of the indenture related to a merger, consolidation, conveyance, transfer or lease;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of debentures;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of debentures in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of debentures in any material respect;

•	evidencing the acceptance of appointment by a successor trustee;

•	adding guarantees with respect to the debentures or securing the debentures;

•	conforming, as necessary, the indenture and the form or terms of the debentures, to the “Description of the Debentures” as set forth in this prospectus; and

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures in any material respect.
Registration Rights
     We have entered into a resale registration rights agreement with the initial purchasers for the benefit of the holders of the debentures. Pursuant to the agreement, we have agreed, at our expense, to use commercially reasonable efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of:
•	the second anniversary of the last issuance of the debentures pursuant to the purchase agreement with the initial purchasers;

•	the date when the holders of the debentures and the common stock issuable upon conversion of the debentures are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act; or

•	the date when all of the debentures and the common stock issuable upon conversion of the debentures are sold pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in effect.

     We may suspend the use of this prospectus for a period not to exceed 60 days in any 90 day period, and not to exceed an aggregate of 120 days in any 360 day period, if:
•	the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we determine in good faith that the disclosure of this material non-public information would be detrimental to us and our subsidiaries.
     However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which we determine in good faith would be reasonably likely to impede our ability to consummate such transaction, we may extend the suspension period from 60 days to 75 days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of such a suspension. Each holder, by its acceptance of the debentures, agrees to hold any notice by us of a suspension period in confidence.
     Each of the following is a registration default:
•	the registration statement has not been declared effective prior to or on the 180th day following the earliest date of original issuance of any of the debentures, which we refer to as the effectiveness target date; or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 60th or 75th day, as the case may be or (3) if suspension periods exceed an aggregate of 120 days in any 360 day period.
     If a registration default occurs (other than a registration default relating to a failure to have an effective registration statement with respect to the shares of common stock), cash liquidated damages will accrue on the debentures that are transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the date on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. Liquidated damages will be paid semiannually in arrears on each April 15 and October 15 and will accrue at a rate per year equal to:
•	0.25% of the principal amount of a debenture to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a debenture from and after the 91st day following such registration default.
     In no event will liquidated damages accrue at a rate per year exceeding 0.50%. In addition, in no event will liquidated damages be payable in connection with a registration default relating to a failure to register the common stock deliverable upon a conversion of the debentures. For the avoidance of doubt, if we fail to register both the debentures and the common stock deliverable upon conversion of the debentures, then liquidated damages will be payable in connection with the registration default relating to the failure to register the debentures.
     If a holder converts some or all of its debentures into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive liquidated damages on such common stock. Such holder will receive, on the settlement date for any debentures submitted for conversion during a registration default, accrued and unpaid liquidated damages to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its debentures into common stock, such holder will not be entitled to any compensation with respect to such common stock.
Form, Denomination and Registration
Denomination and Registration
     The debentures will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.
Global Debentures
     The debentures are evidenced by one or more global debentures deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee.
     Record ownership of the global debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global debentures directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the global debentures held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.
     So long as Cede & Co., as nominee of DTC, is the registered owner of the global debentures, Cede & Co. for all purposes will be considered the sole holder of the global debentures. Except as provided below, owners of beneficial interests in the global debentures:
•	will not be entitled to have certificates registered in their names; and

•	will not be considered holders of the global debentures.
     The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.
     We will wire, through the facilities of the trustee, payments of principal, interest, liquidated damages, change of control purchase price or repurchase price on the global debentures to Cede & Co., the nominee of DTC, as the registered owner of the global debentures. None of us, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global debentures to owners of beneficial interests in the global debentures.
     It is DTC’s current practice, upon receipt of any payment on the global debentures, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the debentures represented by the global debentures, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in debentures represented by the global debentures held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”
     If you would like to convert your debentures into common stock pursuant to the terms of the debentures, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.
     Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the debentures represented by global debentures to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.
     We will issue the debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, or DTC ceases to be a clearing agency registered under the Exchange Act. In addition, beneficial interests in a global debenture may be exchanged for definitive certificated debentures upon request by or on behalf of DTC in accordance with customary procedures. We may determine at any time and in our sole discretion that debentures shall no longer be represented by global debentures, in which case we will issue certificates in definitive form in exchange for the global debentures.
     Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including, without limitation, the presentation of debentures for conversion or repurchase as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global debentures are credited and only for the principal amount of the debentures for which directions have been given.
     DTC has advised us as follows:
•	DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the debentures.

•	Certain DTC participants or their representatives, together with other entities, own DTC.

•	Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global debentures among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global debentures.
     According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Governing Law
     The indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.
Information Concerning the Trustee
     Wachovia Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debentures. On November 29, 2005, Wachovia Corporation, an affiliate of Wachovia Bank, National Association, announced an agreement for the sale of the corporate trust business of Wachovia Bank, National Association to U.S. Bank, N.A. In the event that this transaction is completed, pursuant to the indenture U.S. Bank, N.A. would become the trustee, registrar, paying agent and conversion agent under the indenture. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of business or in exchange for a fee.
Rule 144A Information Request
     We will furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until the second anniversary of the last issuance of the debentures pursuant to the purchase agreement with the initial purchasers.

DESCRIPTION OF OUR CAPITAL STOCK
     In the event of conversion of the debentures and delivery of any shares of our common stock in connection therewith, your rights as our shareholders will be governed by North Carolina law and our articles of incorporation and bylaws. The following summarizes the material terms of our capital stock but does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of North Carolina law and the articles of incorporation and bylaws, which are included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2004.
Common Stock
Authorized Shares
     We are authorized to issue up to 100 million shares of common stock, par value $0.01 per share.
Voting and Other Rights
     Subject to the rights of any holders of any class of preferred stock outstanding, holders of our common stock will be entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters. Directors are to be elected by a plurality of the votes cast, and our shareholders will not have the right to cumulate their votes in the election of directors.
No Preemptive or Conversion Rights
     Our common stock will not entitle its holders to any preemptive rights, subscription rights or conversion rights.
Assets upon Dissolution
     In the event of liquidation, holders of common stock would be entitled to receive proportionately any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any of our preferred stock then outstanding.
Distributions
     Subject to the rights of holders of any class of preferred stock outstanding, holders of our common stock will be entitled to receive the dividends or distributions that the board of directors may declare out of funds legally available for these payments. Our payment of distributions will be subject to the restrictions of North Carolina law applicable to the declaration of distributions by a corporation. Under North Carolina law, a corporation may not make a distribution if as a result of the distribution the company would not be able to pay its debts or would not be able to satisfy any preferential rights preferred shareholders would have if the company were to be dissolved at the time of the distribution.
Dividends
     The terms of our senior secured credit facility entered into by our primary U.S. operating subsidiaries will impact directly or indirectly our ability to pay dividends. The senior secured credit facility contains a limitation on dividend payments.

Antitakeover Provisions
     Our articles of incorporation and bylaws contain various provisions that may discourage or delay attempts to gain control of us. The articles of incorporation include provisions:
•	authorizing the board of directors to fix the size of the board between five and 11 directors—currently the size of the board is set at seven;

•	upon an increase in the size of the board to nine or more directors, fixing the minimum size of the board thereafter at nine and classifying the board of directors into three classes, each class to serve for three years, with one class elected annually;

•	authorizing only the directors to fill vacancies on the board occurring between annual shareholder meetings, including vacancies created by an increase in the size of the board, except that upon the removal of a director by the shareholders at a meeting, the shareholders may fill the resulting vacancy at the same meeting;

•	permitting the removal of directors by shareholders only for cause by a vote of the holders of a majority of shares entitled to be voted in electing directors, voting as a single class;

•	authorizing only the board of directors, an executive committee of the board of directors, our Chairman and President to call a special meeting of shareholders;

•	requiring, for the approval of any business combination transaction with a person beneficially owning 5% or more of the outstanding shares of common stock, an 80% shareholder vote by holders entitled to vote in electing directors, voting as a single class, and a 66 2/3% vote of shares other than shares held by the 5% shareholder, unless the business combination is approved by disinterested directors; and

•	requiring an 80% shareholder vote by holders entitled to vote in electing directors, voting as a single class, to alter any of the above provisions.
     North Carolina has two takeover-related statutes: the Shareholder Protection Act and the Control Share Acquisition Act. The Shareholder Protection Act restricts business combination transactions involving a North Carolina public corporation and a beneficial owner of 20% or more of its voting stock. The Control Share Acquisition Act precludes an acquiror of the shares of a North Carolina public corporation who crosses one of three voting thresholds, 20%, 33 1/3% or 50%, from obtaining voting control of the shares unless a majority in interest of the disinterested shareholders of the corporation votes to grant voting power to the shares. Neither of these statutes applies to us because, as permitted by these statutes, we have elected not to be covered by them and have included a provision in our initial articles of incorporation reflecting that election.
Advance Notice Requirements
     Our bylaws include specific conditions governing the conduct of business at annual and special shareholders’ meetings and the nominations of persons for election as directors at annual shareholders’ meetings. Under our bylaws, any shareholder entitled to vote at an annual meeting may bring business before the meeting if the shareholder provides written notice to, and the notice is received by us, to the attention to the Office of Secretary at our principal executive offices, generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Each notice must include:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any of the shareholders believed to be supporting the proposal;

•	the number of shares of each class of stock owned by such shareholders; and

•	any material interest of such shareholders in the proposal.
Preferred Stock
     We are authorized to issue up to 50 million shares of preferred stock, $0.01 par value per share, which include shares designated as Series A Junior Participating Preferred Stock in connection with our adoption of the shareholder rights plan described below. Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other series terms. Our ability to issue an indeterminate number of shares of preferred stock with such rights, privileges and preferences as our board of directors may fix, as well as the existence of our shareholder rights plan, may have the effect of delaying or preventing a takeover or other change in control of EnPro.
Shareholder Rights Plan
     In connection with the distribution in June 2002 of shares of our common stock to holders of the common stock of Goodrich Corporation, our board of directors approved and adopted a shareholder rights plan. The following is a summary of the terms of the rights plan. This summary does not include a detailed description of all of the terms of the proposed rights plan. We urge you to read carefully our rights plan, which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004.
     Under the rights plan, we issued as a dividend one preferred stock purchase right for each outstanding share of our common stock, effective immediately prior to the time of the distribution of shares of our common stock to Goodrich stockholders. The rights generally will not become exercisable until the earlier of:
•	the close of business on the tenth day after our public announcement that a person, entity or group (other than a subsidiary or employee benefit or stock ownership plan of EnPro and other specified persons) has acquired beneficial ownership of 15% or more of our outstanding common stock (such a person or group that acquires beneficial ownership in excess of 15% is called an “acquiring person”); and

•	the close of business on the tenth business day after a person, entity or group commences a tender or exchange offer, which if completed would result in that person, entity or group becoming an acquiring person.
     After a person, entity or group becomes an acquiring person, all holders of rights, except the acquiring person, will be able to exercise the rights upon payment of the purchase price to purchase shares of our common stock, or other securities or assets as determined by our board of directors, with a market value of two times the purchase price. The initial purchase price for the rights is $65.00. If we are acquired in a merger or similar transaction, all holders of rights, except the acquiring person, will be able to exercise the rights upon payment of the purchase price to purchase shares of the acquiring corporation with a market value of two times the purchase price. The rights held by an acquiring person will be null and void.
     At any time before a person, entity or group becomes an acquiring person, our board of directors would be able to redeem the rights in whole, but not in part, at a price of $0.01 per right. At any time after a person, entity or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors would be able to exchange each right, except for rights held by any acquiring person, for one share of our common stock or an equivalent security. The rights will expire on the tenth anniversary of the date they were issued if they have not been previously exercised, exchanged or redeemed.
     As long as the rights are not exercisable, we will issue one right with each new share of common stock issued, including shares of common stock issued upon conversion of the debentures.
     The rights plan is designed to protect our interests and the interests of our shareholders against coercive takeover tactics. The rights plan may have the effect of deterring unsolicited takeover proposals, as the rights would cause substantial dilution to an acquiring person.
Transfer Agent
     The transfer agent and registrar for our common stock is Wachovia Bank, National Association.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     This disclosure is limited to the federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the federal tax treatment of the debentures. This tax disclosure was written in connection with the promotion or marketing by us of the debentures, and it cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code. Holders should seek their own advice based on their particular circumstances from an independent tax advisor.
     The following are the material United States federal income tax consequences of ownership and disposition of the debentures and of common stock. This discussion only applies to debentures and common stock that meet all of the following conditions:
•	in the case of debentures, they are purchased by those initial holders at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the debentures is sold for money; and

•	they are held as capital assets.
     This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:
•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding debentures as part of a hedge or other integrated transaction;

•	United States Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.
     This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this memorandum may affect the tax consequences described herein. Persons considering the purchase of debentures are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
Tax Consequences to United States Holders
     As used herein, the term “United States Holder” means a beneficial owner of a debenture or common stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.
     The term “United States Holder” also includes certain former citizens and residents of the United States.
Payments of Interest
     Interest paid on a debenture will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the Holder’s method of accounting for federal income tax purposes. If, however, the debentures’ “stated redemption price at maturity” (generally, the sum of all payments required under the debenture other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a United States Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.
Liquidated Damages
     We may be required to pay liquidated damages if we fail to comply with certain obligations under the registration rights agreement. See “Description of the Debentures—Registration Rights.” We believe that the possibility of payments of liquidated damages is remote and, accordingly, intend to treat the debentures as debt instruments that are not contingent payment debt instruments under the applicable Treasury regulations. Our determination in this regard is binding on a United States Holder unless such holder discloses a contrary position to the Internal Revenue Service (“IRS”). This position, however, is not binding on the IRS. If the IRS takes a contrary position from that described above, then a United States Holder may be required to accrue interest income based upon a “comparable yield,” regardless of the holder’s method of accounting. Such yield would be higher than the stated coupon on the debentures. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the debentures (including any gain realized on the conversion of a debenture) would generally be recharacterized as ordinary income. United States Holders should consult their tax advisors regarding the tax consequences of the debentures being treated as contingent payment debt instruments. The remainder of this discussion assumes that the debentures are not treated as contingent payment debt instruments. If we become obligated to pay liquidated damages, we intend to take the position that such amounts would be treated as ordinary interest income and taxed as described under “—Payments of Interest” above.
Sale, Exchange or Retirement of the Debentures
     Upon the sale, exchange or retirement of a debenture (other than a conversion into common stock), a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the Holder’s adjusted tax basis in the debenture. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above.

     Except as described below, gain or loss realized on the sale, exchange or retirement of a debenture will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the debenture has been held for more than one year. If you are a non-corporate United States Holder, long-term capital gains will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
Conversion of the Debentures into Cash
     If a United States Holder converts a debenture and we deliver solely cash, the holder will recognize gain or loss in the same manner as if such holder had disposed of the debenture in a taxable disposition as described under “—Sale, Exchange or Retirement of the Debentures” above.
Conversion of the Debentures into Common Stock and Cash
     If a United States Holder converts a debenture and we deliver a combination of our common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for United States federal income tax purposes, although the tax treatment is uncertain.
     Assuming such treatment, a United States Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such as described under “—Payments of Interest” above) over such holder’s adjusted tax basis in the debenture, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).
     In such circumstances, a United States Holder’s tax basis in our common stock received upon a conversion of a debenture (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the debenture that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). The receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in the fractional share), and the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest as described under “—Payments of Interest” above.
     A United States Holder’s holding period for our common stock received upon conversion will include the period during which such holder held the debentures, except that the holding period of any common stock received with respect to accrued interest will commence on the day after conversion.
     If the conversion were not treated as a recapitalization, the cash payment received on conversion would be treated as proceeds from a sale of a portion of the debenture, and taxed in the manner described under “—Sale, Exchange or Retirement of the Debentures” above. In such case, the holder’s basis in the debenture would be allocated pro rata between the common stock and cash received, in accordance with their fair market value.
     United States Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our common stock for debentures upon conversion.

Constructive Dividends
     If we were to make a distribution of property to stockholders (for example, distributions of cash, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the debentures were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to the United States Holders. In addition, any other increase in the conversion rate of the debentures may, depending on the circumstances, be deemed to be a distribution to the United States Holders. Any deemed distribution will generally be taxed in the same manner as an actual distribution. It is unclear, however, whether a constructive dividend would be eligible for the reduced rates of U.S. federal income tax applicable to certain dividends received by noncorporate United States Holders and whether a corporate United States Holder would be entitled to claim the dividends-received deduction with respect to a constructive dividend.
Taxation of Distributions on Common Stock
     We do not anticipate paying any dividends on our common stock for the foreseeable future. If we make a distribution with respect to our common stock, however, any distributions paid on common stock, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits. United States Holders should consult their own tax advisors regarding their qualification for the dividends-received deduction and the lower rates on dividends.
Sale or Other Disposition of Common Stock
     Gain or loss a United States Holder realizes on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. The deductibility of capital losses is subject to limitations.
Backup Withholding and Information Reporting
     Information returns will be filed with the Internal Revenue Service in connection with payments on the debentures and the proceeds from a sale or other disposition of the debentures. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.
Tax Consequences to Non-United States Holders
     As used herein, the term “Non-United States Holder” means a beneficial owner of a debenture or common stock that is, for United States federal income tax purposes:
•	an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.
     “Non-United States Holder” does not include a Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the debentures or common stock and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a Holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the debentures or common stock.
Payments on the Debentures
     Subject to the discussion below concerning backup withholding:
•	payments of principal, interest and premium on the debentures by EnPro or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that, in the case of interest,

•	the Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of EnPro entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to EnPro through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.
Certification Requirements
     Interest on a debenture will not be exempt from withholding tax unless the beneficial owner of the debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.
     If a Non-United States Holder of a debenture is engaged in a trade or business in the United States, and if interest on the debenture is effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Holder will be required to provide to the Company a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders are urged to consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of debentures including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).
Sale, Exchange, Conversion or Other Disposition of Debentures or Shares of Common Stock
     Subject to the discussion below concerning backup withholding, a Non-United States Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of debentures or common stock (including upon conversion of the debentures), unless:
•	the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, subject to an applicable income tax treaty providing otherwise, or

•	EnPro is or has been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-United States Holder’s holding period, whichever period is shorter.
     EnPro believes that it is not, and does not anticipate becoming, a U.S. real property holding corporation. If we are, have been or become a U.S. real property holding corporation and our common stock is and continues to be regularly traded on an established securities market, a Non-United States Holder will generally not be subject to U.S. federal income tax or withholding tax upon the sale, exchange, conversion, repurchase or other disposition of the debentures or our common stock provided that it does not actually or constructively hold (at any time during the shorter of the five year period preceding the date of disposition or the Non-United States Holder’s holding period) more than five percent of our common stock, including any common stock that may be received upon conversion of the debentures and that on the date of acquisition of the debentures, such Non-United States Holder does not own debentures with a fair market value of more than five percent of the fair market value of our common stock. Gain that is effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States will be subject to regular U.S. income taxes as if the Non-United States Holder were a U.S. resident. The Non-United States Holder may also be subject to a branch profits tax as stated above in “—Certification Requirements.”
Dividends
     Any dividends (including deemed dividends on the debentures described above under “Tax Consequences to United States Holders—Constructive Dividends”) paid to a Non-United States Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.
     The withholding tax does not apply to dividends paid to a Non-United States Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-United States Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-United States Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” as discussed above in “—Certification Requirements.”
Backup Withholding and Information Reporting
     Information returns will be filed with the IRS in connection with payments on the debentures and on the common stock. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the debentures or common stock and the Non-United States Holder may be subject to United States backup withholding tax on payments on the debentures and on the common stock or on the proceeds from a sale or other disposition of the debentures or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
     The securities to be offered and sold using this prospectus are being registered to permit secondary public trading of the securities by the selling security holders. We will not receive any of the proceeds from the sale by the selling security holders of the securities. The aggregate proceeds to the selling security holders from the sale of the debentures will be the purchase price of the debentures or common stock less any discounts, concessions or commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of debentures or common stock to be made directly or through agents.
     The debentures and the common stock issuable upon conversion of the debentures may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledges or donees and their successors, or, alternatively, through underwriters, broker-dealers or agents. If the debentures or common stock issuable upon conversion of the debentures are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for any discounts, concessions or commissions. These discounts, concessions or commissions may be greater than those customary in the types of transactions involved.
     The debentures and the common stock issuable upon conversion of the debentures may be sold or otherwise distributed in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales or other distributions may be completed in transactions (which may involve block or cross transactions):
•	on any national securities exchange or quotation service on which the debentures or the common stock issuable upon conversion of the debentures are listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through the writing of options (including the issuance by the selling security holders of derivative securities);

•	through the settlement of short sales;

•	pursuant to Rule 144;

•	in a combination of any such methods of sale; or

•	in any other method permitted pursuant to applicable law.
In connection with sales of the debentures and the common stock issuable upon conversion of the debentures, the selling security holders may:
•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume;

•	sell the securities short;

•	loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery by the selling security holders of debentures or the common stock issuable upon conversion of the debentures, which the broker-dealer or other financial institution may resell pursuant to this prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
     The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the debentures and the common stock issuable upon conversion of the debentures may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the debentures and the common stock issuable upon conversion of the debentures by selling security holders and any discounts, concessions or commissions received by any such broker-dealers or agents may be deemed to be “underwriting discounts” within the meaning of the Securities Act. In addition, underwriters will be subject to prospectus delivery requirements of the Securities Act. Selling security holders were are deemed to be underwriters might be subject to certain statutory liabilities under the Securities Act and the Securities Exchange Act.
     We estimate that our share of the total expenses of this offering will be approximately $109,458.
     Some of the selling security holders own shares of our common stock. For information about these holdings, see the chart under “Selling Security Holders” above. In addition, we believe affiliates of some selling security holders may own shares of our common stock.
     One of the selling security holders, Wachovia Securities International Ltd, is an affiliate of Wachovia Bank, National Association, which is a lender under our subsidiaries’ senior credit facility. In addition, the initial purchasers of the debentures and their affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us. Bank of America, N.A., an affiliate of Bank of America Securities LLC, is the agent under our subsidiaries’ senior credit facility; Citicorp USA, Inc., an affiliate of Citigroup Asset Hedge, is the syndication agent under the facility; and as noted above, Wachovia Bank, National Association, an affiliate of initial purchaser Wachovia Capital Markets, LLC, is a lender under the facility.
     We entered into a privately-negotiated convertible debenture hedge with Bank of America, N.A., which is expected to reduce the potential dilution to our common stock upon any conversion of the debentures. We also entered into a warrant transaction with Bank of America, N.A. with respect to our common stock. In connection with hedging these transactions, Bank of America, N.A. may hedge its positions from time to time prior to conversion or maturity of the debentures by purchasing and selling shares of our common stock, other securities of ours or other instruments it may wish to use in connection with such hedging. The effect, if any, of any of these transactions and activities on the market price of our common stock or the debentures will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the debentures and, as a result, the conversion value you will receive upon the conversion of the debentures and, under certain circumstances, your ability to convert debentures.

LEGAL MATTERS
     Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina, will pass upon certain legal matters in connection with the offering of the debentures and shares of common stock issued upon conversion of the debentures. As of January 3, 2006, lawyers at Robinson, Bradshaw & Hinson, P.A. working on this offering held no debentures and no shares of our common stock.
EXPERTS
     The consolidated financial statements of EnPro Industries, Inc. and subsidiaries as of December 31, 2004 and for the year ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of EnPro Industries, Inc. and subsidiaries as of December 31, 2003 and for each of the two years in the period ended December 31, 2003, incorporated by reference in this prospectus, have been audited by Ernst &Young LLP, independent registered public accounting firm, as set forth in their report, incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the SEC to register the shares of the EnPro common stock that we will issue to you if you convert your convertible preferred securities. This prospectus forms a part of that registration statement. The registration statement and the related exhibits contain additional relevant information. As allowed by SEC rules, this prospectus does not contain all the information contained in the registration statement or in those exhibits.
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices. You may obtain information on the operation of the public reference rooms by calling 1-800-SEC-0330.
     The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, like us, that file electronically with the SEC. The address of that website is: http://www.sec.gov. You can also obtain access to our reports and proxy statements, free of charge, on our website at www.enproindustries.com as soon as reasonably practicable after such filings are electronically filed with the SEC.
     In addition, you can inspect these filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to “incorporate by reference” into this prospectus information from other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We are incorporating by reference the information contained in the following SEC filings:
•	Our Annual Report on Form 10–K for the fiscal year ended December 31, 2004;

•	Our Annual Proxy Statement dated March 29, 2005;

•	Our Quarterly Reports on Form 10–Q for the periods ended March 31, June 30 and September 30, 2005; and

•	Our Current Reports on Form 8–K filed on February 22, 2005, May 9, 2005, June 24, 2005, October 21, 26 and 28, 2005, November 1 and 29, 2005 and the second Form 8-K filed on May 11, 2005.
     We are also incorporating by reference additional documents that we subsequently file with the SEC prior to the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. In addition, we are also incorporating by reference the description of our capital stock included in Exhibit 99.1 to our registration statement on Form 10 filed with the SEC on January 29, 2002, and all amendments thereto, including amendments to the Form 10 filed after the date of this prospectus.
     You can request a free copy of any or all of these documents, other than the exhibits (unless those exhibits are specifically incorporated by reference into these documents), by writing to or calling the following address or telephone number:
Don Washington
Director, Investor Relations and Corporate Communications
EnPro Industries, Inc.
5605 Carnegie Boulevard
Suite 500
Charlotte, NC 28209-4674
(704) 731-1500
     You should rely only on the information contained or incorporated by reference in this prospectus before deciding to purchase the debentures or shares of common stock being offered by this prospectus. We have not authorized anyone to provide you with information that is different from or in addition to what is contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where it is unlawful to offer to convert or sell or to ask for offers to convert or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

ENPRO INDUSTRIES, INC.
3.9375% Convertible Senior Debentures Due 2015 Common Stock Issued Upon Conversion

PROSPECTUS

January 3, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses in connection with the distribution of the securities being registered. We will pay all of these expenses. All amounts shown are estimates except for the filing fee.

SEC registration fee	$18,458
Legal fees and expenses	30,000
Accounting fees and expenses	30,000
Printing, EDGAR formatting and mailing expenses	30,000
Miscellaneous	1,000

Total	$109,458
Item 15. Indemnification of Directors and Officers.
     Section 55-2-02 of the North Carolina Business Corporation Act (the “Business Corporation Act”) enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director’s liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. EnPro’s articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.
     Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. EnPro’s bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act, and the Corporation has separate indemnification agreements with its directors and officers.
     Because of its agreements to indemnify, the Corporation may indemnify its directors, officers, employees and agents in accordance with either the statutory or nonstatutory standard. Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56 of the Business Corporation Act.
     Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. EnPro has purchased and maintains such insurance.
Item 16. Exhibits.
     The following is a list of exhibits included in this registration statement. The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request. Items marked with an asterisk are filed herewith.

3.1	Restated Articles of Incorporation of EnPro Industries, Inc., as amended (incorporated by reference to Exhibits 4.3 and 4.4 to the Registration Statement on Form S-8 filed by EnPro Industries, Inc., the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers (File No. 333-89576))

3.2	Amended Bylaws of EnPro Industries, Inc. (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 filed by EnPro Industries, Inc., the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers (File No. 333-89576))

4.1	Form of certificate representing shares of common stock, par value $0.01 per share, of EnPro Industries, Inc. (incorporated by reference to Amendment No. 4 of the Registration Statement on Form 10 of EnPro Industries, Inc. (File No. 001-31225))

4.2	Rights Agreement between EnPro Industries, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-8 filed by EnPro Industries, Inc., the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers (File No. 333-89576))

4.3	Indenture dated as of April 16, 1998, between Coltec Industries Inc and Bankers Trust Company as Trustee, relating to the Coltec Industries Inc 7 1/2% Senior Notes due 2008 (incorporated by reference to Exhibit 4.1 to Coltec Industries Inc’s Registration Statement on Form S-4 (File No. 333-53005))

4.4	Form of 7 1/2% Senior Note due 2008 (included in Exhibit 4.3 above)

4.5	Indenture dated as of October 26, 2005 between EnPro Industries, Inc. and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of EnPro Industries, Inc. dated October 26, 2005)

4.6	Form of 3.9375% Convertible Senior Debenture Due 2015 (included in Exhibit 4.5)

4.7	Resale Registration Rights Agreement dated October 26, 2005 between EnPro Industries, Inc. and Banc of America Securities LLC, as representative of the several initial purchasers (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of EnPro Industries, dated October 26, 2005)

5*	Opinion of Robinson, Bradshaw & Hinson, P.A.

12*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.4*	Consent of Bates White, LLC

24.1*	Power of Attorney of William R. Holland

24.2*	Power of Attorney of J.P. Bolduc

24.3*	Power of Attorney of Peter C. Browning

24.4*	Power of Attorney of Joe T. Ford

24.5*	Power of Attorney of James H. Hance, Jr.

24.6*	Power of Attorney of Gordon D. Harnett

24.7*	Power of Attorney of Wilbur J. Prezzano, Jr.

25.1*	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on form T-1.

*	Items marked with an asterisk are filed herewith.
Item 17. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus, filed pursuant to Rule 424(b) under the Securities Act of 1933, that is part of this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to the offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or a prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or a prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or a prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina on this 3rd day of January, 2006.

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
Richard L. Magee, Senior Vice President, General Counsel and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ernest F. Schaub Ernest F. Schaub	President, Chief Executive Officer and Director (Principal Executive Officer)	January 3, 2006

/s/ William Dries William Dries	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	January 3, 2006

/s/ William R. Holland William R. Holland*	Chairman of the Board and Director	January 3, 2006

/s/ J.P. Bolduc J.P. Bolduc*	Director	January 3, 2006

/s/ Peter C. Browning Peter C. Browning*	Director	January 3, 2006

/s/ Joe T. Ford Joe T. Ford*	Director	January 3, 2006

/s/ James H. Hance, Jr. James H. Hance, Jr.*	Director	January 3, 2006

/s/ Gordon D. Harnett Gordon D. Harnett*	Director	January 3, 2006

/s/ Wilbur J. Prezzano, Jr. Wilbur J. Prezzano, Jr.*	Director	January 3, 2006

*	By:	/s/ Richard L. Magee
(Richard L. Magee, Attorney-in-Fact)

EXHIBIT INDEX

3.1	Restated Articles of Incorporation of EnPro Industries, Inc., as amended (incorporated by reference to Exhibits 4.3 and 4.4 to the Registration Statement on Form S-8 filed by EnPro Industries, Inc., the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers (File No. 333-89576))

3.2	Amended Bylaws of EnPro Industries, Inc. (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-8 filed by EnPro Industries, Inc., the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers (File No. 333-89576))

4.1	Form of certificate representing shares of common stock, par value $0.01 per share, of EnPro Industries, Inc. (incorporated by reference to Amendment No. 4 of the Registration Statement on Form 10 of EnPro Industries, Inc. (File No. 001-31225))

4.2	Rights Agreement between EnPro Industries, Inc. and The Bank of New York, as rights agent (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-8 filed by EnPro Industries, Inc., the EnPro Industries, Inc. Retirement Savings Plan for Hourly Workers and the EnPro Industries, Inc. Retirement Savings Plan for Salaried Workers (File No. 333-89576))

4.3	Indenture dated as of April 16, 1998, between Coltec Industries Inc and Bankers Trust Company as Trustee, relating to the Coltec Industries Inc 7 1/2% Senior Notes due 2008 (incorporated by reference to Exhibit 4.1 to Coltec Industries Inc’s Registration Statement on Form S-4 (File No. 333-53005))

4.4	Form of 7 1/2% Senior Note due 2008 (included in Exhibit 4.3 above)

4.5	Indenture dated as of October 26, 2005 between EnPro Industries, Inc. and Wachovia Bank, National Association, as trustee (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of EnPro Industries, Inc. dated October 26, 2005)

4.6	Form of 3.9375% Convertible Senior Debenture Due 2015 (included in Exhibit 4.5)

4.7	Resale Registration Rights Agreement dated October 26, 2005 between EnPro Industries, Inc. and Banc of America Securities LLC, as representative of the several initial purchasers (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of EnPro Industries, dated October 26, 2005)

5*	Opinion of Robinson, Bradshaw & Hinson, P.A.

12*	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of Robinson, Bradshaw & Hinson, P.A. (contained in Exhibit 5)

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.4*	Consent of Bates White, LLC

24.1*	Power of Attorney of William R. Holland

24.2*	Power of Attorney of J.P. Bolduc

24.3*	Power of Attorney of Peter C. Browning

24.4*	Power of Attorney of Joe T. Ford

24.5*	Power of Attorney of James H. Hance, Jr.

24.6*	Power of Attorney of Gordon D. Harnett

24.7*	Power of Attorney of Wilbur J. Prezzano, Jr.

25.1*	Statement of Eligibility and Qualification of Trustee under the Trust Indenture Act of 1939, as amended, on form T-1.

*	Items marked with an asterisk are filed herewith.